[NON-U.S.] ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT is entered into as of June 26, 1994, among Siemens-Elema AB, a company organized under the laws of Sweden ("SiemensElema"), St. Jude Medical, Inc., a Minnesota corporation ("SJM"), and St. Jude Medical International, Inc., a Delaware corporation and a wholly owned subsidiary of SJM ("SJM International").

                 WHEREAS, Siemens-Elema and the Shareholder Affiliates are engaged in the Business (each as defined herein); and

                 WHEREAS, each of SJM, SJM International and Siemens-Elema desire that the Sellers sell, assign, transfer, convey and deliver to SJM or its Affiliates all of the Assets, and that SJM or its Affiliates purchase and acquire the same, subject to the assumption by SJM or its Affiliates of the Assumed Liabilities (each such term being used as defined herein), all upon the terms and subject to the conditions set forth in this Agreement;

                 The parties hereto agree as follows:


                                   ARTICLE 1

                               TRANSFER OF ASSETS

                 1.1 ASSETS TO BE SOLD. (a) On the terms and subject to the conditions of this Agreement, Siemens-Elema shall, and shall cause certain of its Affiliates (the names and domiciles of incorporation of which are listed on Schedule 1.1(a); collectively, the "Shareholder Affiliates" and, together with Siemens-Elema, the "Sellers") to, on the Closing Date, sell, assign, transfer, convey and deliver to SJM, or to such Affiliate or Affiliates of SJM, as SJM may designate in writing to Siemens-Elema (collectively, "SJM Affiliates"), and SJM shall purchase or shall cause one or more of the SJM Affiliates to purchase from the Sellers on the Closing Date, all of the right, title and interest of the Sellers in the assets, properties, rights and goodwill of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, owned by the Sellers which are predominantly used or held for use in the Business, other than the Excluded Assets, and to the extent legally transferable (the assets to be purchased by SJM or the SJM Affiliates pursuant to this Section 1.1 being referred to as the "Assets"), including, without limitation, the following:

                 (i) all furniture, fixtures, equipment, machinery and other tangible personal property, used or held for use by a Seller and predominantly used in the Business or otherwise owned or held by a Seller on the Closing Date predominantly for use in the Business, including the furniture, fixtures, equipment, machinery and other tangible personal property described on Schedule 1.1(a)(i);

                 (ii) all vehicles predominantly used in the Business on the Closing Date, including the vehicles listed on Schedule 1.1(a)(ii);

                 (iii) all inventories sold as part of the Business and all merchandise, supplies or other personal property predominantly used in the Business, including the inventories described on Schedule 1.1(a)(iii);

                 (iv) all third-party accounts and notes receivable of the Sellers arising from the conduct of the Business before the Closing Date, including the accounts receivable listed on Schedule 1.1(a)(iv);

                 (v) all books of account, personnel records, invoices, shipping records, supplier lists, device history records, manufacturing records, traceability records, regulatory documents, records, reports and correspondence, lab notebooks, research records, correspondence and other documents, data files and service manuals and any rights thereto (and copies of financial and tax records) predominantly used in, or relating predominantly to, the Business on the Closing Date;

                 (vi) all claims (excluding any Tax claims), causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and enuring to the benefit, of any Seller and predominantly relating to the Business;

                 (vii) all sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by and predominantly used or held for use in the Business on the Closing Date, and all customer lists owned, used, associated with or employed by the Business on the Closing Date;

                 (viii) all rights of each Seller under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all bids and offers predominantly relating to the Business on the Closing Date, including those contracts, licenses, sublicenses, agreements, leases, commitments, sales and purchase orders and bids and offers listed on Schedule 1.1(a)(viii);

                 (ix) all patents, trademarks, service marks, trade names, copyrights, and registrations and applications for registration with respect to any of the foregoing, pertaining to the Business, including all such items listed on Schedule 1.1(a)(ix); and all trade secrets, know-how and other intellectual property owned by any Seller and used predominantly in the Business on the Closing Date;

                 (x) all goodwill of the Sellers with respect to the Business on the Closing Date;

                 (xi)   all   permits,   licenses,   agreements,   waivers   and
         authorizations held or used by any Seller in connection with the Business;

                 (xii) all product approvals, clearances, registrations, permits, consents, waivers, certificates, listings, and exemptions submitted to or granted by a regulatory authority, foreign or domestic, for the purpose of allowing the manufacture, sale or distribution of a product of the Business, and all other permits, orders, certificates, authorizations or approvals of any supranational, national, federal, state, provincial or local, domestic or foreign, governmental authority or regulatory agency held by a Seller in respect of the Business;

                 (xiii) all advances, deposits, loans, prepaid interest and other prepaid expenses of all kinds of the Business, including all advances, deposits, loans, prepaid interest and other prepaid expenses listed on Schedule 1.1(a)(xiii);

                 (xiv) computer software and firmware used predominantly in the Business, including the software used in connection with production, inventory tracking, and work in process testing;

                 (xv) any and all interests in real property leases (including leases for warehouse space) used or held for use in the Business by each Seller and described in Schedule 1.1(a)(xv) attached hereto, including without limitation, the benefit of any prepaid rent, security deposits and options to renew or purchase in connection therewith, which schedule shall set forth basic information with respect to each lease including landlord's name, commencement date, expiration date, square footage of the premises, monthly rent (including maintenance and tax obligations), offsets, free and prepaid rent, security deposits, and information concerning any options to renew, expand or purchase the premises; and

                 (xvi) all Employee Benefit Plans listed on Schedule 7.1.2, and all insurance contracts and other assets the Sellers are obligated to transfer to SJM or the SJM Affiliates pursuant to Section 7.1.2.

                 (b) Notwithstanding any provision of Section 1.1(a) to the contrary, the Assets shall exclude the following assets owned by one or more of the Sellers (the "Excluded Assets"):

                 (i) all cash, cash equivalents and bank accounts owned by each Seller at the Closing Date;

                 (ii) all assets and properties of each Seller (other than customer lists specified in Section 1.1(a)(vii)), whether tangible or intangible, that are not predominantly used or held for use in the conduct of the Business;

                 (iii)     all rights of each Seller under this Agreement; and

                 (iv)      financial records and tax records.

                 (c) Schedules referenced above in this Section 1.1 more specifically describe the foregoing generally described Assets as of September 30, 1993, being sold to SJM or the SJM Affiliates and the Excluded Assets as of September 30, 1993. As soon as practicable (but in no event later than 90 calendar days following the Closing Date), Siemens-Elema shall prepare and deliver to SJM, which shall have the right to review (with disputes to be resolved if necessary by the Independent Accounting Firm specified in Section 2.2.4), revised Schedules for this Section 1.1 which shall more specifically describe the Assets and the Excluded Assets as of the Closing Date.

                 1.2 ASSUMPTION AND EXCLUSION OF LIABILITIES. (a) Except for the Assumed Liabilities expressly provided for in Section 1.2(b) below, the Sellers shall retain, pay, perform and discharge when due all Liabilities known or unknown (the "Excluded Liabilities"):

                 (i) arising out of or relating to the conduct or condition of the Business or the Assets or the Excluded Assets existing or occurring on or prior to the Closing Date whether accrued or arising before or after the Closing Date; and

                 (ii) except as specifically provided in Section 7.2, for Taxes now or hereafter owed by any Seller or any of their Affiliates, relating to any Tax period, or any portion of any Tax period, including Taxes imposed on any Seller or any of their Affiliates for which SJM or any of its Affiliates becomes liable, under the laws of the relevant jurisdiction, by virtue of being a successor to the Business.

                 (b) On the terms and subject to the conditions of this Agreement, on the Closing Date, SJM shall, or shall cause the appropriate SJM Affiliate to, assume and pay, perform and discharge when due only the following Liabilities (the "Assumed Liabilities");

                 (i) all Liabilities of the Business, to the extent reflected or reserved against on the Closing Balance Sheet;

                 (ii) all Liabilities to the extent they arise out of or relate to the conduct or condition of the Business or the Assets after the Closing Date;

                 (iii) all Liabilities accruing after the Closing Date under all Commitments and other contracts, licenses, sublicenses, agreements, leases, commitments, sales and purchase orders transferred to SJM or an SJM Affiliate under this Agreement, and, in respect of any Commitment, or other contract, license, sublicense, agreement, lease, commitment, sales or purchase order not transferred because a consent or approval required for the transfer thereof has not been obtained, Liabilities thereunder to the extent that a Seller or any of its Affiliates provides SJM or an SJM Affiliate the rights and benefits thereof;

                 (iv)  all  Liabilities   relating  to  employees  and  employee
         benefits and Taxes assumed by SJM or an SJM Affiliate pursuant to Sections 7.1 and 7.2;

                 (v)       all Post Closing Products Liability Losses; and

                 (vi)      all Post Closing Litigation Losses.

                 1.3 TRANSFER DOCUMENTATION AND POSSESSION. The parties hereto agree that, in order to effect the transfer of the Assets and the assumption of the Assumed Liabilities, the parties shall deliver the documents described in Sections 3.2 and 3.3, and such other conveyance documents as are necessary to convey and, as appropriate, record and perfect title to the Assets to SJM or SJM Affiliates and for SJM or SJM Affiliates to assume the Assumed Liabilities, such other documents to be in form and substance mutually satisfactory to Siemens-Elema and SJM and as may be necessary under the laws of the jurisdiction where such Assets and Assumed Liabilities are located to effect such transfer and assumption. Coincident with the Closing, the Sellers shall deliver possession of the Assets to SJM or the appropriate SJM Affiliate.

                 1.4       TRANSITIONAL SERVICES.

                 1.4.1 In order to allow for a transition of those portions of the Business that are conducted at certain facilities of Siemens-Elema and the Shareholder Affiliates, SiemensElema shall and shall cause certain Shareholder Affiliates and other of its Affiliates to enter into one or more transitional services agreements, containing the terms set forth in Exhibit 1.4.1 hereto, including the terms relating to the lease of space at the Solna, Sweden facility (the "Siemens Transitional Services Agreements").

                 1.4.2 In order to allow for a transition of those portions of the Business that are predominantly used in the Business, but are partially used by Siemens-Elema or another Seller in other businesses, SJM shall, or shall cause an SJM Affiliate to, enter into one or more transitional services agreements in a form to be agreed upon by Siemens-Elema and SJM (the "SJM Transitional Services Agreements").


                                   ARTICLE 2

                      CONSIDERATION AND MANNER OF PAYMENT

                 2.1 CONSIDERATION AND PAYMENT. Subject to Section 2.2, the aggregate cash consideration paid for the Assets shall be US$110,000,000 (the "Cash Consideration"). The Cash Consideration shall be paid in full in immediately available dollar funds at the Closing.

                 2.2       CASH CONSIDERATION ADJUSTMENT.

                 2.2.1 The Cash Consideration shall be subject to adjustment, if any, after the Closing Date (as defined in Article 3) as specified in this
Section 2.2.

                 2.2.2 As soon as  practicable  (but in no event  later  than 90 calendar days following the Closing Date), Siemens-Elema shall prepare and deliver to SJM an audited combined balance sheet for the Business (the "Closing Balance Sheet") as of the Closing Date, together with a supplementary statement adjusting the combined balance sheet to exclude certain assets and liabilities which are not to be sold and to include certain other assets and liabilities which are to be sold, all as set forth on Schedule 2.2.2. In preparation of the Closing Balance Sheet, Siemens-Elema shall in good faith consider all reasonable audit procedures suggested by SJM, and to the extent such suggested procedures are acceptable to Siemens-Elema, prepare the Closing Balance Sheet in a manner consistent therewith. The Deal Balance Sheet and the Closing Balance Sheet shall not include any liability or reserve with respect to any future liabilities relating to or arising out of the Settlement Agreement. The Closing Balance Sheet shall be accompanied by the report thereon of Coopers & Lybrand, the independent accountants of Siemens-Elema ("Siemens-Elema's Accountants"), stating that the Closing Balance Sheet fairly presents the combined financial position of the Business at the Closing Date in conformity with Schedule 2.2.2 and otherwise in accordance with United States generally accepted accounting principles (hereinafter referred to as "U.S. GAAP") which Schedule 2.2.2 and U.S. GAAP shall be applied on a basis consistent with the preparation of the
Deal Balance Sheet as defined in Section 4.2. During the preparation of the Closing Balance Sheet by Siemens-Elema and the period of any dispute provided for in Section 2.2.4, SJM shall provide Siemens-Elema and Siemens-Elema's Accountants reasonable access to the books, records, facilities and employees of the Business, and SJM, the SJM Affiliates and their respective successors, if any, shall cooperate fully with SiemensElema's Accountants, in each case to the extent required by Siemens-Elema and Siemens-Elema's Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute. SJM and its representatives shall be given reasonable access during regular business hours and upon reasonable notice to the books, records, facilities and employees of Siemens-Elema and the Shareholder Affiliates pertaining to the Business including all supporting documents and auditor's work papers used in the preparation of the Closing Balance Sheet, as necessary for it to review the Closing Balance Sheet; provided, however, that any such investigation shall be conducted in such manner so as not to interfere with the operations of the Sellers. SJM shall be permitted to observe the physical count of inventory to be undertaken in preparation of the Closing Balance Sheet.


                 2.2.3 Subject to the limitations set forth in Section 2.2.4, within 30 Business Days after the date of receipt by SJM of the Closing Balance
Sheet:

                 (i) If the  amount  of Net  Book  Value  shown  on the  Closing
         Balance Sheet is less than US$58,158,000 by at least US$200,000 (the "Designated Amount"), Siemens-Elema shall immediately pay to SJM, as an adjustment to the Cash Consideration, in immediately available dollar funds, an amount equal to such excess over the Designated Amount; and

                 (ii) If the amount of Net Book Value shown on the Closing Balance Sheet is greater than US$58,158,000 by at least the Designated Amount, SJM shall immediately pay, as an adjustment to the Cash Consideration, in immediately available dollar funds, to Siemens-Elema an amount equal to such excess over the Designated Amount.

                 2.2.4 If not disputed by SJM in accordance with this Section 2.2.4, the Closing Balance Sheet delivered by Siemens-Elema to SJM shall be final, binding and conclusive on the parties hereto. SJM may dispute any amounts reflected on the Closing Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to change the Net Book Value reflected on the Closing Balance Sheet by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with Schedule 2.2.2 and otherwise in accordance with U.S. GAAP, or that the adjustments set forth in Schedule 2.2.2 or U.S. GAAP were not applied on a basis consistent with the preparation of the Deal Balance Sheet; provided, however, that SJM shall notify Siemens-Elema and Siemens-Elema's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 30 Business Days of SJM's receipt of the Closing Balance Sheet. In the event of such a dispute, each of Siemens-Elema and SJM shall negotiate in good faith to reconcile their differences. If such dispute has not been resolved within 10 Business Days after the notice referred to in the preceding sentence has been given, Ernst & Young ("SJM's Accountants") and Siemens-Elema's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by SJM's Accountants and Siemens-Elema's Accountants leaves in dispute amounts the net effect of which in the aggregate (together with any amounts originally disputed by SJM but no longer in dispute ("Non-Disputed Amounts")) would not be to change the Net Book Value reflected on the Closing Balance Sheet by at least the Designated Amount, all the amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet, and such resolution shall be final, binding and conclusive on the parties hereto. If SJM's Accountants and Siemens-Elema's Accountants are unable to reach a resolution, leaving in dispute amounts the net effect of which in the aggregate (together with Non-Disputed Amounts) would change the Net Book Value reflected on the Closing Balance Sheet by at least the Designated Amount, SJM's Accountants and Siemens-Elema's Accountants shall submit the items remaining in dispute that SJM shall be entitled to dispute by the terms of this Section 2.2.4 for resolution to Deloitte & Touche or such other independent accounting firm of international reputation as may be mutually acceptable to Siemens-Elema and SJM (the "Independent Accounting Firm"), which shall, within 30 Business Days of such submission, determine and report to Siemens-Elema and SJM upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Siemens-Elema and SJM. The fees and disbursements of the Independent Accounting Firm shall be allocated between SJM and Siemens-Elema in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm which is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. No adjustment to any amount payable by SJM or Siemens-Elema pursuant to Section
2.2.3 shall be made with  respect to amounts  disputed  by SJM  pursuant to this
Section 2.2.4, unless the net effect of the amounts successfully disputed by SJM in the aggregate (together with the Non-Disputed Amounts) is to change the Net Book Value reflected on the Closing Balance Sheet by at least the Designated Amount, in which case such adjustment shall only be made in an amount equal to any excess over the Designated Amount. Any amount that is payable under Section 2.2.3, including, without limitation, any portion thereof that is subject to dispute under this Section 2.2.4 shall be paid by Siemens-Elema or SJM, as the case may be, in immediately available dollar funds, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

                 2.2.5  In  acting   under   this   Agreement,   Siemens-Elema's
Accountants, SJM's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

                 2.2.6 Any payment required to be made by SJM or Siemens-Elema pursuant to Section 2.2.3 shall bear interest from the Closing Date through the date of payment on the basis of the average of the daily rate of interest publicly announced by Citibank, N.A. in New York, New York from time to time as its base rate for dollars from the Closing Date to the date of such payment.

                 2.3 ALLOCATION OF PURCHASE PRICE. (a) As promptly as practicable (but in no event later than ten (10) days prior to the Closing Date, SJM shall deliver to SiemensElema a preliminary proposed allocation of the Cash Consideration and Assumed Liabilities among the countries in which the Business is conducted and the respective Sellers are located.

                  (b) As promptly as practicable (but in no event later than the later of (i) 90 calendar days following the Closing Date and (ii) thirty days after the Closing Balance Sheet is finally resolved), SJM shall deliver to Siemens-Elema a proposed allocation of the Cash Consideration and the Assumed Liabilities reflected in the Closing Balance Sheet among the countries in which the Business is conducted and the Sellers are located and, where appropriate, among the Assets located in such countries.

                 (c) SJM and  Siemens-Elema  agree to  negotiate  in good  faith regarding the allocation referred to in subsections (a) and (b) above as promptly as practicable. If SJM and Siemens-Elema are unable (despite good faith negotiations) to agree upon an allocation within 150 days after the Closing Date, SJM and Siemens-Elema shall each be individually responsible for performing its own allocation.

                                   ARTICLE 3

                                    CLOSING

                 3.1 THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Baker & McKenzie, Eriksbergsgatan 46, 100 41, Stockholm, Sweden, and at such other locations as the parties may agree at 10:00 a.m. (New York City time) on the later of (i) August 31, 1994, and (ii) the fifth Business Day after the satisfaction or waiver of the conditions in Articles 8 and 9, or at such other time or place as the parties may agree (the "Closing Date"). All matters at the Closing shall be considered to take place simultaneously, and no delivery of any document shall be deemed completed until all transactions and delivery of documents are completed. At the Closing, the purchase of the Assets shall be, as between SJM and the SJM Affiliates, on the one hand, and SiemensElema and the Shareholder Affiliates, on the other hand, deemed to have occurred at and as of 24:00 local time in the respective jurisdictions on the Closing Date.

                 3.2 DELIVERIES OF SIEMENS-ELEMA. At the Closing, Siemens-Elema shall deliver or cause to be delivered to SJM or the appropriate SJM Affiliates the following:

                 3.2.1 copies of resolutions of Siemens-Elema's and Shareholder Affiliates' Boards of Directors (or equivalent corporate body) showing that all required corporate action, if any, on the part of each Seller, has been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance respectively by each Seller of the transactions contemplated hereby and by the Ancillary Documents;

                 3.2.2 an executed counterpart of the Medtronics Assignment and Assumption Agreement, in substantially the form of Exhibit 3.2.2 attached hereto (the "Medtronics Assignment");

                 3.2.3 a license agreement among SJM, SJM International and Siemens AG, in a form to be agreed by Siemens-Elema and SJM, whereby Siemens AG grants to SJM, SJM International and their Affiliates a non-exclusive short-term transition license to continue use of those certain inventories of products and packaging, and for a certain period molds for production bearing the trademark "SIEMENS" existing at the Closing Date;

                 3.2.4 counterparts, executed by each Seller of the Business Transfer Agreements;

                 3.2.5 counterparts,  executed by Siemens-Elema,  Siemens AG and such of their Affiliates as may be appropriate, of a General Assignment of Intangibles in a form to be agreed upon by Siemens-Elema and SJM, and an Intellectual Property Assignment Agreement in a form to be agreed upon by Siemens-Elema and SJM, and such other conveyance documents as are necessary to convey and record title in any intangibles, including any patents, patent applications, trademark registrations and applications for trademark registrations, such other documents to be in a form and substance reasonably satisfactory to SJM and/or its counsel and as may be necessary under the laws of the jurisdiction where such intangibles are located to effect and record such a transfer (collectively, the "Assignments"); and

                 3.2.6  counterparts,   executed  by  Siemens-Elema,  the  other
Sellers and their Affiliates (as appropriate), of the Siemens Transitional Services Agreements and the SJM Transitional Services Agreements.


                 3.3 DELIVERIES OF SJM. At the Closing, SJM shall deliver to Siemens- Elema on its behalf and on behalf of the other Sellers, the following:

                 3.3.1 the Cash Consideration, in accordance with Section 2.1 hereof, to a U.S. bank account designated by Siemens-Elema to SJM in writing at least two Business Days prior to the Closing Date;

                 3.3.2  Certificates of Good Standing dated not more than thirty
(30) days prior to the Closing Date, with respect to SJM and SJM International issued by the Secretaries of State of Minnesota and Delaware, respectively;

                 3.3.3 copies of resolutions of SJM's and SJM International's Boards of Directors, certified by the respective Secretaries thereof as having been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby;

                 3.3.4     an executed counterpart of the Medtronics Assignment;

                 3.3.5 counterparts, executed by SJM International or other SJM Affiliates (as appropriate), of the Business Transfer Agreements; and

                 3.3.6 counterparts, executed by SJM International or other SJM Affiliates (as appropriate), of the Siemens Transitional Services Agreements and the SJM Transitional Services Agreements.

                 3.4       FURTHER DOCUMENTS.

                 3.4.1 SJM, SJM International, and the Sellers shall execute and deliver, or cause to be executed and delivered, such other notarial and other deeds, assignments, recordations, powers of attorney, instruments, documents or certificates as the other parties may reasonably request to effect or evidence the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SIEMENS-ELEMA

                 Subject to Section 6.12, Siemens-Elema represents and warrants to SJM and agrees with SJM that, on and as of the date of this Agreement and on and as of the Closing Date:

                 4.1 AUTHORITY, ORGANIZATION, CAPITALIZATION AND QUALIFICATION; EFFECT OF AGREEMENT.

                 4.1.1 Authority. Siemens-Elema has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Siemens-Elema of its obligations under this Agreement and the consummation by Siemens-Elema of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Siemens-Elema, and no other corporate proceedings on the part of Siemens-Elema are necessary to authorize the execution and delivery of this Agreement and to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Siemens-Elema and constitutes the valid and binding obligation of Siemens-Elema and is enforceable against Siemens-Elema in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally.

                 4.1.2 Organization and Qualification of Siemens-Elema. Siemens-Elema is a corporation (aktiebolag) duly organized and validly existing under the laws of Sweden and has full corporate power and authority to carry on its business as it is now being conducted. Each of the Shareholder Affiliates is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on its business as it is now being conducted. Each of Siemens-Elema and the Shareholder Affiliates is, in respect of the Business, duly qualified to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 13.1). Siemens-Elema has heretofore delivered, or caused to be delivered, to SJM true and complete copies of Siemens-Elema's certificate of incorporation and bylaws (or equivalent organizational documents).

                 4.1.3 Subsidiaries. Neither Siemens-Elema nor any Shareholder Affiliate, in each case in respect of the Business, has any Subsidiary, owns, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other Person, or has the power to vote, or to exercise a controlling influence with respect to, any securities of any class of any Person, the holders of which class are entitled to vote for the election of directors (or persons serving similar functions) of such Person.

                 4.1.4 Consents. Except as disclosed in Schedule 4.1.4 or as would not, individually or in the aggregate, have a Material Adverse Effect, no consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which Siemens-Elema or any Shareholder Affiliate is a party or by which any of them or their assets is bound is required or necessary for the execution, delivery and performance of this Agreement or any Ancillary Agreement by Siemens-Elema or any Shareholder Affiliate, as the case may be, or the consummation of the transactions contemplated hereby or thereby.

                 4.1.5 No Default. Except as disclosed in Schedule 4.1.5 the execution, delivery and performance by Siemens-Elema of this Agreement and by each Shareholder Affiliate of the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby do not and will not (a) except as would not have, individually or in the aggregate, a Material Adverse Effect, contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Siemens-Elema or any Shareholder Affiliate or to a loss of any benefit to which Siemens-Elema or the Business is entitled under (i) any provision of applicable law or regulation (assuming the governmental consents referred to in Section 4.9 have been obtained); (ii) the certificate of incorporation or bylaws (or similar organizational documents) of Siemens-Elema or any Shareholder Affiliate; (iii) any Commitment (as defined in Section 4.6); or (iv) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Siemens-Elema, any Shareholder Affiliate or the Business or (b) except as would not have, individually or in the aggregate, a Material Adverse Effect, result in the creation or imposition of any Lien on any of the Assets.

                 4.2 FINANCIAL STATEMENTS. Siemens-Elema has delivered to SJM copies of the audited combined balance sheets of the Business as of September 30, 1993 (together with a supplementary statement adjusting such financial statements to exclude certain assets and liabilities, including certain reserves, which are not to be sold and assumed and to include certain assets and liabilities which are to be sold and assumed, all as set forth on Schedule 2.2.2 (the "Deal Balance Sheet")) as well as an audited income statement and cash flow statement for the Business for the fiscal year ended September 30, 1993, together with the related notes and schedules thereto (collectively, the "Financial Statements"). The financial statements are attached as Schedule 4.2. The Financial Statements have been prepared from the books and records of the Business in accordance with U.S. GAAP applied on a consistent basis, subject to normal year-end adjustments, and fairly present the financial condition of the Business as at the date thereof and the results of its operations for the periods covered thereby (subject to the adjustments contained on the supplementary statement). The supplementary statement has been subjected to the auditing procedures applied in the audit of the Financial Statements and is fairly stated in all material respects in relation to the Financial Statements.
Schedule 2.2.2.1 sets forth for each of the Non-U.S. Financial Statements the intercompany eliminations between the Non-U.S. Financial Statements and each of the corresponding U.S. Financial Statements as defined in the U.S. Asset Purchase Agreement (which the Sellers are assuming have been prepared in accordance with U.S. GAAP), that are necessary to prepare in accordance with U.S. GAAP combined financial statements for the Financial Statements and the Non-U.S. Financial Statements. Siemens-Elema has also delivered to SJM unaudited profit and loss information for the Business for the period from October 1, 1993 through May 31, 1994, based on financial information normally prepared by Siemens-Elema for delivery to Siemens AG.

                 4.3  ABSENCE  OF CERTAIN  DEVELOPMENTS.  Except as set forth in
Schedule 4.3, since September 30, 1993, the Business has been operated in a manner consistent with past practice, and neither Siemens-Elema nor any Shareholder Affiliate, in each case with respect to the Business, has, alone or in the aggregate:

                 4.3.1 mortgaged, pledged or subjected to any Lien, any of its property or assets, tangible or intangible, other than in the ordinary course of business, Permitted Liens and Liens that will be released at or prior to Closing;

                 4.3.2 except as contemplated by this Agreement, sold, leased, assigned, transferred or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, having a value of more than US$50,000 or an aggregate value in excess of US$250,000;

                 4.3.3 except as contemplated by this Agreement, made or granted any bonus or any wage, salary increase, severance or severance arrangement to any director, manager, officer, salesperson, employee or group of employees or made or granted any increase in any employee compensation or benefit plan or arrangement (except in accordance with past practice), or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                 4.3.4 sold, assigned, transferred or licensed to any Person any rights under any patents, trademarks, service marks, trade names, copyrights, registrations or applications for registration with respect to any of the foregoing, trade secrets or other intellectual property owned by, or licensed to, Siemens-Elema or any Shareholder Affiliate;

                 4.3.5 entered into any settlement agreement regarding the breach or infringement (or alleged breach or infringement) of any domestic or foreign intellectual property license, patent, copyright or trademark;

                 4.3.6 made any capital expenditures in Scotland and Sweden in excess of an aggregate of US$2,000,000;

                 4.3.7 suffered any extraordinary losses or waived any rights of material value, whether or not consistent with past practice;

                 4.3.8 suffered any damage, destruction or loss of any assets owned by Siemens-Elema or the Shareholder Affiliate in Scotland or used by them in the operation of the Business or any inventory owned or held for use by any Shareholder Affiliate which in the aggregate have a replacement cost of more than US$500,000 whether or not covered by insurance;

                 4.3.9 modified, amended or terminated any Commitment (as defined in Section 4.6) in a manner materially adverse to the Business;

                 4.3.10     [Reserved];

                 4.3.11 been the subject of any action taken by the United States Food and Drug Administration (the "FDA") or any other domestic or foreign regulatory authority having jurisdiction over similar matters, excluding observations of inspectors which have not resulted in any action, claim or investigation by the FDA or other such regulatory authority;

                 4.3.12 made any change in any of the accounting methods or accounting practices or guidelines of Siemens-Elema or any Shareholder
Affiliate, except for any such change required by Siemens-Elema's or Shareholders Affiliates accounting policies and except for changes to obtain uniformity of accounting policies and classifications;

                 4.3.13 entered into any foreign exchange hedging contracts or any other financial derivative contracts;

                 4.3.14 undertaken any incurrence, assumption or guarantee by SiemensElema or any Shareholder Affiliate of any indebtedness for borrowed money other than consistent with past practices;

                 4.3.15 failed to maintain its inventory or collect its receivables in a normal and customary manner materially consistent with its prior practice, or made any material change in its pricing practices or credit terms, limits or durations inconsistent with its prior practice;

                 4.3.16 discharged or satisfied accounts payable other than consistent with past practice; or

                 4.3.17 entered into any agreement or made any commitment to take any of the types of action described in subparagraphs 4.3.1 through 4.3.16 above.

                 4.4 TITLE TO PERSONAL PROPERTY AND ASSETS. Either Siemens-Elema or a Shareholder Affiliate owns or has a valid leasehold interest in all tangible personal property necessary for the conduct of the Business, free and clear of all Liens, except as set forth in paragraph (a) of Schedule 4.4, Permitted Liens or as reflected on the Financial Statements. Except as set forth in paragraph (b) of Schedule 4.4, the equipment and fixed assets of the Business are in good condition and repair and are usable in the ordinary course of business, ordinary wear and tear excepted. The Assets constitute all of the assets and properties necessary for the conduct of the Business as currently conducted in all material respects.

                 4.5 PATENTS, TRADEMARKS AND COPYRIGHTS. To the knowledge of Siemens-Elema, (a) Schedule 4.5(a) lists all patents, trademarks, service marks, trade names, copyrights, registrations and applications for registration with respect to any of the foregoing, owned by Siemens-Elema or any Shareholder Affiliate or other Affiliate of Siemens-Elema with respect to the Business; (b)
Schedule 4.5(b) lists all license agreements under which third party owned patents, trademarks, copyrights, registrations and applications for registration of any of the foregoing, know how, technology or other intellectual property rights are licensed to Siemens-Elema or any Shareholder Affiliate with respect to the Business; and (c) Schedule 4.5(c) lists all claims and disputes pending or threatened (in writing) with third parties alleging that Siemens-Elema or any Shareholder Affiliate with respect to the Business, on the one hand, or such third party, on the other hand, infringes on the other's patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights. Siemens-Elema has previously furnished or made available to SJM all licenses listed on Schedules 4.5(a) and 4.5(b). On or before the Closing, Siemens-Elema shall make available to SJM all pending patent applications filed by SiemensElema or any Shareholder Affiliate with respect to the Business in Sweden, the United States or elsewhere. Schedule 4.5(d) lists all outstanding orders, judgments and decrees restricting the use by Siemens-Elema or any Shareholder Affiliate with respect to the Business of the patents, trademarks, copyrights, trade secrets or other intellectual property rights owned or licensed by any of them. All of the license agreements listed on Schedule 4.5(b) will be in full force and effect on the Closing Date, and none of Siemens-Elema or any Shareholder Affiliate is in default under any of them nor, to the knowledge of Siemens-Elema or any Shareholder Affiliate, (i) is any other party to any such license agreement in default thereunder, nor (ii) does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder, except in each case for such failures to be in full force and effect, defaults or conditions that would not have, individually or in the aggregate, a Material Adverse Effect. The right, title and interest of Siemens-Elema and the Shareholder Affiliates in and to the Proprietary Rights and Proprietary Information are duly recorded (as applicable) and free and clear of all Liens and rights of third parties other than Permitted Liens and as otherwise described in Schedule 4.5(e). As used herein, "Proprietary Information" means all know-how and technology owned by Siemens-Elema or any of the Shareholder Affiliates and used predominantly in the Business; and "Proprietary Rights" means all patents, trademarks, service marks, trade names, copyrights, registrations and applications for registration with respect to any of the foregoing, arising out of, and owned by Siemens-Elema or any of the Shareholder Affiliates as part of, the Business.

                 4.6 COMMITMENTS. Paragraph (a) of Schedule 4.6 sets forth a list of all of the following written contracts and other agreements to which Siemens-Elema or any Shareholder Affiliate in respect of the Business is a party or by which Siemens-Elema or any Shareholder Affiliate in respect of the Business or any of the Assets is bound or subject (collectively, "Commitments"):
(i) customer contracts and agreements for the sale of materials or products which by their terms exceed one year or which are in dollar amounts which equal or exceed US$500,000 per annum; (ii) distributorship agreements and manufacturer's representative agreements, which provide for payments in excess of US$500,000 per annum; (iii) supply and vendor contracts for sole source components or which provide for payments in excess of US$350,000 per annum; (iv) material research and development agreements; (v) employment, consulting, independent contractor, severance, change in control, retention and indemnification agreements, arrangements or understandings, and any other agreements, arrangements or understandings, between Siemens-Elema or Shareholder Affiliate, and any current or former stockholder, officer, director, employee, consultant, agent or other representative, which provide for payments in excess of US$100,000 per annum or with respect to any such contract under which the total liability of Siemens-Elema or any Shareholder Affiliate equals or exceeds US$500,000; (vi) contracts and other agreements with any labor union or association representing any employee of Siemens-Elema or any Shareholder Affiliate; (vii) joint venture agreements; (viii) contracts or other agreements under which Siemens-Elema or any Shareholder Affiliate agrees to indemnify for or share Tax liability of any party; (ix) contracts and other agreements relating to the borrowing of money; (x) any equipment leases requiring payment of at least US$100,000 within a given year which are not cancelable without penalty upon 90 days' notice; (xi) agreements settling pending or threatened Litigation which require continuing obligations after the date hereof; (xii) any agreements between Siemens-Elema or any Shareholder Affiliate, on the one hand, and any Affiliate of Siemens-Elema, on the other hand, material, individually or in the aggregate, to the continued operation of the Business consistent with past practice; (xiii) agreements granting rights or options to purchase the securities or assets (other than inventory in the ordinary course of business) of other companies or entities; (xiv) agreements which limit the Business from competing in any line of business or in any geographic area, other than distributorship or representation agreements which are exclusive as to geographic territory; or (xv) any other contract or other agreement (other than contracts and agreements of the type specified in clauses (i) through (xiv) above) that is material to the Business. There have been delivered or made available to SJM true and complete copies of all such contracts and other agreements set forth in paragraph (a) of Schedule 4.6. All of such Commitments are in full force and effect, and none of SiemensElema or any Shareholder Affiliate is in material default under any of them. None of Siemens-Elema or any Shareholder Affiliate has received any notification of any change in its arrangements with customers and suppliers that would individually, or in the aggregate, have a Material Adverse Effect. Paragraph (b) of Schedule 4.6 indicates which of the Commitments requires the consent of a third party to be transferred or to remain in full force and effect following the consummation of the transactions contemplated by this Agreement.

                 4.7 LITIGATION. Except as set forth in Schedule 4.7, there is no Litigation pending or, to Siemens-Elema's or any Shareholder Affiliate's knowledge, threatened which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Schedule 4.7 lists any Litigation and, to Siemens-Elema's or any Shareholder Affiliate's knowledge, any investigation by a governmental entity, in each case that (i) involves a claim, or to Siemens-Elema's or any Shareholder Affiliate's knowledge, potential claim, of liability, in excess of US$2,000,000, against or affecting Siemens-Elema or any Shareholder Affiliate in respect of the Business or (ii) enjoins, or seeks to enjoin, the operation of a portion of the Business or seeks declaratory judgment if such injunction or judgment would, or if entered would, constitute a Material Adverse Effect.

                 4.8 PERMITS. Except as set forth in Schedule 4.8, Siemens-Elema or a Shareholder Affiliate currently holds all permits, licenses, clearances, registrations, consents, waivers, listings, exemptions, orders, certificates, authorizations or approvals of any international, federal, provincial, state or local, domestic or foreign, governmental authorities or regulatory agencies, including, without limitation, those regulating safety, effectiveness and market clearance of medical devices (the "Permits"), necessary to carry on the Business as it is currently being conducted, except for such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

                 4.9 GOVERNMENTAL CONSENTS. Except for the filing with the Austrian Cartel Court, with the Treasury Department of the French Ministry of Economy, Finance and Budget and otherwise as set forth in Schedule 4.9, the execution, delivery and performance by Siemens-Elema of this Agreement and the consummation by Siemens-Elema of the transactions contemplated by this Agreement and the consummation by the Shareholder Affiliates of the transactions contemplated by the Ancillary Agreements require no action by, or in respect of, or filing with, any governmental body, agency, official or authority.

                 4.10       EMPLOYEE BENEFIT PLANS.

                 4.10.1 Schedule 4.10.1 sets forth a true and complete list of each material Employee Benefit Plan covering any Employee (each as defined in Section 4.10.5). With respect to each Employee Benefit Plan set forth on
Schedule 4.10.1:

                 (a) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms, and with all applicable laws, regulations, ordinances, codes or other legally binding rules and other requirements of all tax, labor and other governmental authorities having jurisdiction over Siemens-Elema or any Shareholder Affiliate, and all applicable collective bargaining agreements and works council rules.

                 (b) All employer and Employee contributions which are due and owing as of the Closing Date with respect to Employee Benefit Plans have been or will be made in accordance with local law and past practice. Any Benefit Obligations under any Employee Benefit Plan as of the Closing Date have been appropriately reflected on the books and records of such Employee Benefit Plan sponsor in accordance with local law, past practice and generally accepted accounting principles in the local jurisdiction. Except as disclosed in Schedule 4.10.1, all Benefit Obligations under any Employee Benefit Plan as of the Closing Date will be, on the Closing Date, fully covered by insurance contracts, special assets or other provisions established for this purpose.

                 (c) Siemens-Elema has delivered to SJM correct and complete copies of all plan documents and summary plan descriptions, all material communications to Employees, all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan, and, where a plan document for an Employee Benefit Plan does not exist, a detailed description of such Employee Benefit Plan.

                 (d) Except as disclosed on Schedule 4.10.1, no Employee Benefit Plan provides medical, health, life insurance, or other welfare-type benefits for current or future retired or terminated Employees, their spouses or their dependents.

                 (e) Except as disclosed on Schedule 4.10.1, to the best knowledge of Siemens-Elema, there has been no amendment to, written interpretation of, or announcement (whether or not written) relating to, or any change in employee participation or coverage under, any Employee Benefit Plan that is not reflected in the text of such Employee Benefit Plan which would materially increase the expense (whether or not such expense is recognized under generally accepted accounting principles) to the employer whose Employees are covered by such Employee Benefit Plan, other than as a function of the number of plan participants.

                 (f) Except as disclosed on Schedule 4.10.1, or as otherwise expressly provided with respect to an Employee Benefit Plan or as otherwise required by applicable law, to the best knowledge of Siemens-Elema, no condition exists that would prevent the amendment or termination of any Employee Benefit Plan with respect to any Employee.

                 4.10.2 No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) that could reasonably be expected to result in a material liability to Siemens-Elema or any Shareholder Affiliate is pending or threatened, and neither SiemensElema nor any Shareholder Affiliate has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                 4.10.3  Except as set forth on Schedule 4.10.3:

                 (a) the consummation of the transactions contemplated by this Agreement will not (i) entitle any Transferred Employee of the Business to severance pay, termination indemnities, supplementary unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such Employee, or (iii) constitute or involve a prohibited transaction that is not otherwise covered by a statutory or administrative exemption; and

                 (b) no collective bargaining agreement, employment agreement or other agreement contains any "change in control" or similar provisions which may be triggered by any of the transactions contemplated in this Agreement.

                 4.10.4 Except as disclosed in Schedule 4.10.4, there have been no statements by authorized representatives of Siemens-Elema or any Shareholder Affiliate, whether oral or in writing, regarding any Employee Benefit Plans to be maintained (or not to be maintained) by SJM or an SJM Affiliate after the Closing Date, which will result in material liability to SJM or such SJM Affiliate, whether direct or indirect.

                 4.10.5  For purposes of this Agreement:

                 (a) "Employee" means a current employee, including both active employees (including light duty employees), and inactive employees (including employees on a leave of absence, sick leave, short term disability, long term disability or worker's compensation disability on the Closing Date), of the Business employed outside of North America.

                 (b) "Employee Benefit Plan" means any agreement, plan, program, fund, policy, contract or arrangement (either written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any Employee, and the beneficiaries and dependents of the Employee, regardless of whether it is mandated under local law, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

                 (c) For purposes of this Agreement, the term "Benefit Obligations" means the actual liability to provide all current and projected benefits to Employees, regardless of whether an amount less than such actual liability is reported on the employer's financial statements under applicable tax or accounting rules. For example, the "Benefit Obligations" of an unfunded book reserve pension plan in Austria or Germany is greater than the amount credited to the employer's bookkeeping reserve.


                 4.11 EMPLOYEES. Paragraph (a) of Schedule 4.11 sets forth a true and complete list of all Employees (other than former employees), indicating their position and base salary. Paragraph (b) of Schedule 4.11 sets forth a true and complete list of each works council, union or other labor organization, which has to be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to the Employees. Where required under local law, Siemens-Elema or the relevant Shareholder Affiliate will have, prior to the Closing Date, properly notified, or where appropriate consulted or negotiated with, the local works council, union, labor board or relevant government agency concerning the transactions contemplated by this Agreement and the Ancillary Agreements. Other than as described on Schedule 4.11(c), each of Siemens-Elema and the Shareholder Affiliates is in material compliance with all domestic and foreign laws, regulations, ordinances, codes or other legally binding rules applicable to the Business and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes, and any federal, state, provincial or local human rights act. Other than as described on Schedule 4.11(d), (i) none of Siemens-Elema or any Shareholder Affiliate is in receipt of a complaint, demand letter or charge issued by a federal, state, provincial or local agency which alleges a violation by Siemens-Elema or any Shareholder Affiliate in respect of the Business of any applicable law or regulation respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety or payroll taxes; and (ii) since September 30, 1993, none of Siemens-Elema or any Shareholder Affiliate has engaged in any plant closing, work force reduction or other action which has resulted or would result in material liability under any applicable domestic or foreign law or regulation, have not issued any notice that any such action is to occur in the future, and are in material compliance with all applicable requirements of all applicable immigration laws and regulations.

                 4.12       [RESERVED]

                 4.13       COMPANY PRODUCTS; REGULATION.

                 4.13.1 Except as disclosed in paragraph (a) of Schedule 4.13.1 and except as would not have a Material Adverse Effect, to the knowledge of Siemens-Elema, since January 1, 1992 there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Business (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of Siemens-Elema, Siemens-Elema is in compliance with the Consent Decree applicable to the Products of the Business. Except as disclosed in paragraph (b) of Schedule 4.13.1, since January 1, 1992 there have been no recalls, field notifications or seizures ordered or, to the knowledge of Siemens-Elema, threatened by any such governmental or regulatory body with respect to any of the Products. Except as has been disclosed to SJM, since January 1, 1992, Siemens-Elema has not received and does not have knowledge of any reasonable basis for, any warning letter, or
Section 305 or other similar notices from the FDA or any other domestic or foreign regulatory authority having jurisdiction over similar matters.

                 4.13.2 Except as would not have a Material Adverse Effect, Siemens-Elema is in possession of and will, upon SJM's request, make available to SJM, all supportive materials and data with respect to the Business substantiating representations made to the FDA or other domestic or foreign governmental regulatory authority in its filings therewith, including any and all testing data in the possession, or under the control, of Siemens-Elema, whether or not submitted to the FDA or other domestic or foreign governmental regulatory authority. In addition, Siemens-Elema has identified or will, upon SJM's request, identify to SJM, to the knowledge of Siemens-Elema, all international locations where regulatory information and documents are kept, except where the failure to identify any such locations would not have a Material Adverse Effect. The Products perform in all material respects in compliance with the representations and performance specifications as contained in said filings.

                 4.14       TAX MATTERS.

                 4.14.1 U.S. Real Property. Except as set forth in Schedule 4.14.1, none of Siemens-Elema or the Shareholder Affiliates own, with respect to the Business, any interest in real property located in the United States or any property which would constitute an investment in United States property (as defined in Section 956(b) of the Code) if held by a controlled foreign corporation (as defined in Section 957 of the Code).

                 4.14.2 Permanent Establishment. Except as set forth in Schedule 4.14.2, none of Siemens-Elema or the Shareholder Affiliates has, or has had, in respect of the Business, a permanent establishment or other presence subjecting it to taxation, in any foreign country, as defined under any applicable law, tax treaty or convention.

                 4.15       [RESERVED]

                 4.16 BROKERAGE. Other than the fee payable by Siemens Medical Systems, Inc. to Gleacher & Co., its investment banker, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by SiemensElema or any of its Affiliates.

                 4.17 AFFILIATED TRANSACTIONS. Except as listed and described in paragraph (a) of Schedule 4.6 or in Schedule 4.17 hereto, as relates to the Business, neither SiemensElema nor any Shareholder Affiliate is a party to any transaction or Commitment with, and has no obligation or liability owing to or from, any Affiliate of Siemens-Elema in excess of US$50,000 or which is not cancelable by Siemens-Elema or such Shareholder Affiliate on at least 60 days' notice without penalty.

                 4.18 INSURANCE. Schedule 4.18 constitutes a true and complete description of all of the policies in force and effect and a description of their respective coverage and limits presently applicable to or including the operations and property of the Business. None of Siemens-Elema nor any Shareholder Affiliate has received any notice of cancellation in respect of insurance coverage for operations, assets and properties relating to the Business. All premiums due and payable in respect of such insurance have been paid. There are no pending or, to Siemens-Elema's knowledge, threatened terminations or premium increases with respect to any such policies and Siemens-Elema and the Shareholder Affiliates are in compliance with all material conditions contained therein.

                 4.19       [RESERVED]

                 4.20 INVENTORY. Siemens-Elema has previously disclosed to SJM by letter dated June 22, 1994, the accounting guidelines used by Siemens-Elema in respect of the Business (and used by Siemens-Elema in the preparation of the Deal Balance Sheet) for valuing Inventory (as defined below), including without limitation the guidelines used to determine whether Inventory is obsolete or damaged, or will be slow-moving or defective.

                 4.21 ACCOUNTS AND NOTES RECEIVABLE. Siemens-Elema has previously disclosed to SJM by letter dated June 22, 1994, the accounting guidelines used by SiemensElema in respect of the Business (and used by Siemens-Elema in the preparation of the Deal Balance Sheet) for valuing accounts receivable. All accounts and notes receivable reflected on the Deal Balance Sheet for sales to customers (other than Affiliates of Siemens-Elema and the Shareholder Affiliates) outside the United States and all such accounts and notes receivable arising subsequent to the Deal Balance Sheet Date, have arisen in the manner consistent with past practice of the Business, represent valid obligations due to SiemensElema or the Shareholder Affiliates, and have been documented by invoices and accompanying documentation as required to permit and support collection in accordance with national, provincial and local law or regulation.


                                  ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF SJM

                 SJM represents and warrants to Siemens-Elema and agrees with SiemensElema as follows:

                 5.1        CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT.

                 5.1.1 Each of SJM and SJM International is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and Delaware, respectively, and has full corporate power and authority to carry on its business as it is now being conducted. All of the issued and outstanding capital stock of SJM International is owned by SJM.

                 5.1.2 Each of SJM and SJM International has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by SJM and SJM International of its obligations hereunder and the consummation by SJM and SJM International of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SJM and SJM International, and no other corporate proceedings on the part of SJM or SJM International are necessary to authorize the execution and delivery of this Agreement, or to consummate the transactions so contemplated. On the Closing Date each of the SJM Affiliates will have full corporate power and authority to execute and deliver the Ancillary Agreements to which it is a party, perform its obligations thereunder and consummate the transactions contemplated thereby. On the Closing Date the execution and delivery of the Ancillary Agreements, the performance by each SJM Affiliate of its obligations thereunder and the consummation by each SJM Affiliate of the transactions contemplated thereby will have been duly authorized by all necessary corporate action on the part of each SJM Affiliate, and no other corporate proceedings on the part of any SJM Affiliate will be necessary to authorize the execution and delivery of this Ancillary Agreement, or to consummate the transactions contemplated thereby.

                 5.1.3 This Agreement has been duly executed and delivered by SJM and SJM International and constitutes the legal, valid and binding obligation of SJM and SJM International, enforceable against each such party in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally. At the Closing, the Ancillary Agreements to which SJM and any SJM Affiliate is a party, will be duly executed and delivered by SJM and the respective SJM Affiliate and will constitute the legal, valid and binding obligation of SJM and the respective SJM Affiliate, enforceable against each such party in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally.

                 5.1.4 The execution, delivery and performance by SJM and SJM International of this Agreement and by each SJM Affiliate of the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SJM, SJM International or any such SJM Affiliate or to a loss of any benefit to which SJM, SJM International or any such SJM Affiliate is entitled under (i) except as would not be materially adverse to the operations, results of operations, assets or financial condition of SJM and the SJM Affiliates, taken as a whole, or have a material adverse effect on the ability of SJM or SJM International to consummate the transactions contemplated by this Agreement, any provision of applicable law or regulation (assuming the governmental consents referred to in Section 5.2 have been obtained); (ii) the articles of incorporation or bylaws (or similar organizational documents) of SJM, SJM International or any such SJM Affiliate; (iii) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon SJM, SJM International or any such SJM Affiliate; or
(iv) result in the creation or imposition of any Lien on any asset of SJM, SJM International or any such SJM Affiliate which would have a material adverse effect on their ability to consummate the transactions contemplated hereby.

                 5.2 CONSENTS. Except for the filing with the Austrian Cartel Court, with the Treasury Department of the French Ministry of Economy, Finance and Budget and otherwise as set forth in Schedule 5.2, no consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority or any other third party is required in connection with the execution, delivery or performance by SJM or SJM International of this Agreement or the taking by SJM or SJM International of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Siemens-Elema or any of its Affiliates is required to obtain or make.

                 5.3 AVAILABILITY OF FUNDS. SJM has available, or will have available on the Closing Date, sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                 5.4 LITIGATION. There is no Litigation pending or, to SJM's knowledge, threatened, which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

                 5.5 BROKERAGE. Other than the fee payable by SJM to CS First Boston Corporation, its investment banker, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by SJM.

                 5.6 CERTAIN OWNERSHIP INTERESTS. SJM is not directly or indirectly "significantly funded" (as that phrase is defined in Section 12(B)(c)(i) of the Settlement Agreement and Section 9.02(c)(i) of the License Agreement), nor is there, directly or indirectly, "significant voting common stock or other voting equity ownership" (as that phrase is defined in Section 12(B)(c)(i) of the Settlement Agreement) in SJM, by the Japanese government or investors of Japanese nationality; and (ii) it is not directly or indirectly, "significantly funded" (as that term is defined in Section 12(B)(c)(ii) of the Settlement Agreement and Section 9.02(c)(ii) of the License Agreement), nor is there, directly or indirectly "significant voting common stock or other voting equity ownership" (as that phrase is defined in Section 12(B)(c)(ii) of the Settlement Agreement and 9.02(c)(ii) of the License Agreement) in SJM, by a national government other than Japan.


                                   ARTICLE 6

                                   COVENANTS

                 6.1 COOPERATION. Each of the parties hereto will use its reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof and applicable law. Each of the parties hereto will use its reasonable best efforts to obtain all governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement and to cause the Closing to occur. Siemens-Elema shall use, and shall cause each Shareholder Affiliate to use, its reasonable best efforts to obtain the consent or approval of third Persons to the transactions contemplated hereby or by any of the Ancillary Agreements with respect to the Commitments identified in Schedule 4.6 and the Permits. Siemens-Elema and SJM agree that, in the event any consent or approval of any such third Person necessary or desirable to preserve for the Business any right or benefit under any such Commitment or Permit is not obtained prior to the Closing (and provided that SJM waives any resulting failure of a condition under Article 8), Siemens-Elema will, and will cause the Shareholder Affiliates to, subsequent to the Closing, cooperate with SJM and the SJM Affiliates in attempting to obtain such consent or approval as promptly thereafter as practicable. If such consent or approval cannot be obtained, Siemens-Elema shall use and shall cause each Shareholder Affiliate to use its reasonable best efforts to provide SJM or the respective SJM Affiliates with the rights and benefits of the affected Commitment or Permit for the term of such Commitment or Permit, and, if and to the extent that Siemens-Elema or a Shareholder Affiliate provides the rights and benefits under any such Commitment or Permit, or any other contract for which consent or approval cannot be obtained, SJM or the respective SJM Affiliate shall assume the obligations and burdens thereunder to such extent. After the Closing, Siemens-Elema shall cooperate with SJM in the preparation of any financial statements required to be filed by SJM with respect to the Business pursuant to U.S. federal securities laws.

                 6.2 CONDUCT OF BUSINESS. From the date hereof until the Closing, Siemens-Elema shall cause the Business to be conducted in the ordinary course consistent with past practice. Prior to the Closing, without the prior written consent of SJM or unless otherwise contemplated or permitted by this Agreement, none of Siemens-Elema or any Shareholder Affiliate in respect of the Business will:

                 (a) merge or consolidate with any person, acquire any stock or other ownership interest in any Person or substantially all of the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors;

                 (b) except as set forth in Schedule 6.2, enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which are material to the Business, except agreements, commitments or contracts entered into in the ordinary course for the purchase, sale or lease of goods or services, consistent with past practice; or

                 (c) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

                 6.3        [RESERVED]

                 6.4        ACCESS.

                 6.4.1 From the date of this Agreement to and including the Closing Date, Siemens-Elema shall provide, and shall cause each of the Shareholder Affiliates to provide, SJM, its counsel, financial advisors, auditors and other authorized representatives, with such information pertaining to the Business as SJM from time to time reasonably may request with respect to Siemens-Elema, the Shareholder Affiliates, the Assets and the Business, and shall permit, and shall cause each of the Shareholder Affiliates to permit, SJM and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of Siemens-Elema, the Shareholder Affiliates and the Business, as SJM from time to time reasonably may request, and will instruct the employees, counsel and financial advisors of Siemens-Elema and the Shareholder Affiliates to cooperate with the investigation of the Business; provided that no investigation shall affect any warranties or representations given by Siemens-Elema to SJM in this Agreement and provided further, however, that any such investigation shall be conducted in such a manner so as not to interfere with the operations of the Business consistent with past practice. This will include, without limitation, access promptly following execution of this Agreement to information, books, records, and personnel regarding product pricing, supplier costs, specifications for products in development and patent applications. In addition, to the extent not previously delivered or made available to SJM, Siemens-Elema shall cause to be delivered or made available to SJM all internal or third party environmental and health and safety studies and reports with respect to the Business, in each case after January 1, 1992.

                 6.4.2 In order to facilitate the resolution of any claims made by or against Siemens-Elema or any Shareholder Affiliate with respect to third parties prior to or after the Closing, upon reasonable notice, SJM shall and shall cause its Affiliates to, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Siemens-Elema reasonable access, during regular business hours, to the offices, properties, books and records of SJM International (and any successor thereto) and its Affiliates relating to the Business, (ii) furnish to the officers, employees and authorized agents and representatives of Siemens-Elema such additional financial and other information regarding the Business as Siemens-Elema may from time to time reasonably request and (iii) make available to Siemens-Elema, the employees of SJM International (and any successor thereto) and its Affiliates whose assistance, testimony or presence is necessary to assist Siemens-Elema in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of SJM, SJM International or any of their Affiliates; provided further, however, that neither SJM nor any of its Affiliates shall be obligated to disclose any information which it holds under a legally binding obligation of confidentiality or which is protected by any privilege.

                 6.4.3 In order to facilitate the resolution of any claims made by or against SJM or any of its Affiliates with respect to third parties after the Closing, upon reasonable notice, Siemens-Elema shall, and shall cause each Shareholder Affiliate to, after the Closing: (i) afford the officers, employees and authorized agents and representatives of SJM reasonable access, during regular business hours, to the offices, properties, books and records of Siemens-Elema and the Shareholder Affiliates with respect to Siemens-Elema and the Shareholder Affiliates and the Business, (ii) furnish to the officers, employees and authorized agents and representatives of SJM such additional financial and other information regarding the Business for the period prior to the Closing as SJM may from time to time reasonably request and (iii) make available to SJM, the employees of Siemens-Elema and the Shareholder Affiliates whose assistance, testimony or presence is necessary to assist SJM in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of SiemensElema or its Affiliates; provided further, however, that neither Siemens-Elema nor any of its Affiliates shall be obligated to disclose any information which they hold under a legally binding obligation of confidentiality or which is protected by any privilege.

                 6.5 NON-DISCLOSURE AGREEMENT. The terms of the Bilateral NonDisclosure Agreement (the "Non-Disclosure Agreement"), dated as of October 27, 1993, between Siemens-Pacesetter, Inc. and SJM are hereby incorporated by reference, except that Section 10 thereof shall be deemed amended to provide that Swiss law shall govern the NonDisclosure Agreement and that any disputes relating thereto shall be settled by arbitration in the manner provided in
Section 12.8 of this Agreement. Each of the parties hereto agrees to be bound by the terms of the Non-Disclosure Agreement incorporated herein by reference. The Non-Disclosure Agreement shall remain in full force and effect until the Closing.

                 6.6 ANTITRUST, COMPETITION LAW FILINGS. As promptly as practicable after the execution of this Agreement, each party to this Agreement shall file or cause its Affiliates to file any reports or notifications that may be required to be filed under such competition, investment, foreign exchange, tax or other laws of such jurisdictions as may be necessary to effect the transactions contemplated by this Agreement; provided, however, that SJM shall be responsible (with the cooperation of Siemens-Elema and its Affiliates) for all filings of reports or notifications under all applicable antitrust laws.

                 6.7 SUMMARY OF TANGIBLE PERSONAL PROPERTY AND ASSETS. SiemensElema shall, upon request by SJM, furnish or make available to SJM a summary of tangible personal property, owned or leased by, in the possession of, or used by Siemens-Elema or the Shareholder Affiliates in connection with the Business.

                 6.8 CLAIMS HISTORY. Siemens-Elema shall promptly make available
and  furnish   access  to  SJM  a  products   claims  history  with  respect  to
Siemens-Elema and the Shareholder Affiliates in connection with the Business.

                 6.9 FDA RECERTIFICATION. Siemens-Elema shall as regards the Business promptly furnish or make available such information as SJM may reasonably request regarding compliance by Siemens-Elema (Pacemaker Division) with the applicable terms of the Consent Decree of Permanent Injunction (captioned U.S. v. Siemens Medical Systems, Inc. and dated March 23, 1994) (the "Consent Decree").

                 6.10 GRANT OF LICENSE. SJM, SJM International and each of their Affiliates designated pursuant to Section 1.1 hereby grants to Siemens Aktiengesellschaft ("Siemens AG"), effective at the Closing, a worldwide, irrevocable, non-exclusive, perpetual, royalty free, paid up right and license to use the patents, copyrights, trade secrets, designs, drawings, software, know-how, technology and other intellectual property and proprietary matters assigned or transferred to SJM or one of its Affiliates, to make, have made, sell, have sold, use, lease, license, or otherwise dispose of products intended for use in or as products, other than Cardiac Stimulation Devices (including, without limitation, the right and license to make, have made, sell, have sold, use, lease, license or otherwise dispose of Cardiac Stimulation Devices or parts, components, modules, subsystems or subassemblies thereof, in or as parts, components, modules, subsystems or subassemblies of or for, products intended for use other than as Cardiac Stimulation Devices), and to render services with respect to any such products used or intended for use or uses other than as Cardiac Stimulation Devices. The rights and licenses granted under this Section
6.13 may be freely sublicensed, assigned, transferred or disposed of, in whole or in part, without the prior written consent of SJM, any of its Affiliates or any of the successors in interest of any of the foregoing; any license, assignment, transfer or other disposition by SJM, any of its Affiliates, and any of the successors in interest of any of the foregoing shall be subject to such rights and licenses granted to Siemens AG.

                 6.11       OTHER FINANCIAL STATEMENTS.

                 On or before the earlier of (i) the date which is 30 days from the date hereof and (ii) the Closing Date, Siemens-Elema shall deliver to SJM an audited combined balance sheet for the Business as of September 30, 1992, as well as an audited combined income statement and combined cash flow statement for the fiscal year then ended together with the related notes and schedules thereto in each case prepared from the books and records of the Business in accordance with U.S. GAAP on a consistent basis. Upon the delivery by Siemens-Elema to SJM of the Closing Balance Sheet, Siemens-Elema shall also deliver to SJM an audited combined income statement and combined cash flow statement for the Business for the period beginning October 1, 1993 and ending on the Closing Date together with related notes and schedules thereto. Within 30 calendar days after the end of June, 1994, and each calendar month thereafter, Siemens-Elema shall deliver to SJM unaudited profit and loss information for the Business based on financial information normally prepared by Siemens-Elema for delivery to Siemens AG.

                 To the extent necessary to permit SJM to comply with the rules and regulations of the United States Securities and Exchange Commission, Siemens-Elema shall provide to SJM financial information prepared in accordance with U.S. GAAP consisting of an unaudited interim balance sheet, dated as of the last day of, and an income statement and statement of cash flow, for the period beginning January 1, 1994 and ending on the last day of such calendar quarter as required by the applicable rules and regulations of the Securities and Exchange Commission. If the last day of such calendar quarter is after the Closing Date, Siemens-Elema shall cooperate in the preparation of such interim unaudited financial statements.

                 6.12       AMENDMENTS TO SCHEDULES.

                 (a) No later than July 31, 1994, Siemens-Elema shall deliver to SJM any Schedules referenced in Article 4 but not attached hereto as of the date hereof, as well as any updates to or corrections of Schedules attached hereto, which Schedules shall be corrected to delete any reference to "knowledge". If at any time thereafter and prior to the Closing Date Siemens-Elema learns that any representation contained in Article 4 is or has become untrue or incorrect in any material respect, Siemens-Elema shall promptly notify SJM of (i) the relevant facts and circumstances and (ii) the amendments to the Schedules hereto which Siemens-Elema believes in good faith would be necessary to make the representations contained in Article 4 true and correct in all material respects in light of such facts and circumstances. Each of such new or additional Schedules which Siemens-Elema is obligated to deliver no later than July 31, 1994, as well as any subsequent proposed amendment is herein referred to as an "Amendment".

                 (b) If the facts and circumstances underlying any Amendment would have an adverse effect which is material, Siemens-Elema and SJM shall negotiate in good faith appropriate adjustments, if any, in the price to be paid by SJM under Section 2.1 and in the amount of liability or liabilities to be assumed by SJM or the SJM Affiliates under Section 1.2(b).


                                   ARTICLE 7

                              ADDITIONAL COVENANTS

                 7.1        LIABILITY FOR EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                 7.1.1 IN GENERAL. Except as provided on Schedule 4.11, as of the Closing Date, SJM and an SJM Affiliate shall employ (where employment continues by operation of law) or, where employment does not continue by operation of law, shall offer employment to, each Employee listed on Schedule
4.11 employed on terms which are not less favorable to such Employee, taken as a whole, as the terms in effect immediately prior to the Closing Date. Each such Employee who continues in employment by operation of law or who accepts an offer of employment pursuant to this Section 7.1.1 is hereafter referred to as a "Transferred Employee." Siemens-Elema shall indemnify and hold harmless SJM, and any SJM Affiliate for any Losses as a result of any severance, termination indemnity, compensation, or other benefit or amount under any Employee Benefit Plan with respect to:

                 (a) any Employee who is not a Transferred Employee;

                 (b) any Employee who would otherwise be a Transferred Employee, but who withholds his individual consent or objects to the transfer under local labor law and thus refuses to become an employee of SJM or an SJM Affiliate, as the case may be; and

                 (c) any former Employee who terminated employment for any reason prior to or on the Closing Date.

                 7.1.2 LIABILITY FOR EMPLOYEE BENEFIT PLANS. As of the Closing Date, SJM or the appropriate SJM Affiliate shall assume the Employee Benefit Plans listed on Schedule 7.1.2 which they are required under the laws of the applicable jurisdictions to assume or which they, with the consent of Siemens-Elema and the Shareholder Affiliates, as appropriate, have agreed to assume (the "Assumed Employee Benefit Plans"). SiemensElema and the Shareholder Affiliates agree to do all things reasonably necessary to accomplish the assumption of the Assumed Employee Benefit Plans, including, with respect to private plans, the transfer to SJM or the designated SJM Affiliate of insurance contracts and other assets to fully fund the Benefit Obligations of the Sellers under such plans as of the Closing Date, and shall not withhold their consent if such Employee Benefit Plans are capable, under the laws of the applicable jurisdictions, of being assumed.

                 7.1.3 Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

                 7.1.4 Siemens-Elema shall, or shall cause a Shareholder Affiliate to, indemnify, save and hold harmless SJM and the SJM Affiliates and the Affiliates of any of them from and against any and all Losses arising under:

                 (a) any Employee Benefit Plan maintained or contributed to by SiemensElema or the Shareholder Affiliates, other than any Employee Benefit Plan and obligations assumed by SJM and the SJM Affiliates pursuant to Section 7.1.2 above, regardless of whether the Losses relate to or arise out of conditions, events or transactions which exist or occur prior to, on or after the Closing Date; and

                 (b) any Employee Benefit Plan and obligations assumed by SJM or the SJM Affiliates pursuant to Section 7.1.2 above, to the extent such Losses relate to or arise out of conditions, events or transactions which exist or occur on or prior to the Closing Date. SJM shall, or shall cause a SJM Affiliate to, indemnify, save and hold harmless Siemens-Elema and the Shareholder Affiliates from and against any and all Losses related to Employee Benefit Plans and obligations assumed by SJM and the SJM Affiliates pursuant to Section 7.1.2 above, to the extent such Losses relate to or arise out of conditions, events or transactions which exist or occur following the Closing Date.

                 7.2        SALES AND OTHER TAXES.

                 Each of Sellers and SJM and the SJM Affiliates will be responsible for the payment of, and Siemens-Elema and SJM shall indemnify and hold the other party and its Affiliates harmless against, 50% of all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer or real estate transfer taxes and including any penalties, interest and additions to such tax), incurred in connection with this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby. Sellers and SJM and the SJM Affiliates shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such taxes. SJM or an SJM Affiliate will bear 100% of any value added tax (VAT) imposed with respect to its purchase of the Assets; provided, however, that the relevant SJM Affiliate will be entitled to a credit for such VAT against such SJM Affiliate's VAT obligation and provided further that where allowed by local law, SJM or the relevant SJM Affiliate will be permitted to satisfy its obligation to pay VAT by assigning its claim for a refund of such VAT to the applicable Seller.

                 7.3        NON-COMPETITION.

                 7.3.1 During the period from the date of this Agreement to and including the fourth anniversary of the date hereof (or, if not enforceable for such period in any country, for such shorter period as shall be enforceable in such country), Siemens-Elema shall not, nor shall it permit any of its Affiliates to, directly or indirectly, engage in the development, marketing, production, sale or distribution anywhere in the world of Competitive Products (as defined below).

                 7.3.2 As used in Section 7.3.1 hereof, the phrase "directly or indirectly, engage in" includes any direct or indirect ownership, profit participation or other interest by Siemens-Elema or its Affiliates, whether as owner, stockholder, partner, joint venturer, beneficiary or otherwise, in any Person; provided, however, that the foregoing provisions shall not prevent Siemens-Elema or any of its Affiliates from (a) investing in businesses that compete with the Competitive Products where such investments are incidental investments in public companies and constitute, in the aggregate, less than 5% of the outstanding securities or voting interest of each of such companies, (b) acquiring businesses an incidental portion (such portion being deemed to be incidental if the assets, revenues or income relating to the business which competes with the Competitive Products is less than 5% of the assets, revenues or income, respectively, of the business being acquired) of the business of which competes with the Competitive Products (unless the excess over 5% of the competing portion of such business is divested within six months from the date of such acquisition) or (c) investing in investment funds or investment partnerships which in turn invest in companies or entities which may be engaged in the production, sale or distribution of Competitive Products so long as neither Siemens-Elema nor any of its Affiliates exercise control over such investment decisions.

                 7.3.3 As used in this Section 7.3, (i) "Competitive Products" means "Cardiac Stimulation Devices" (as defined in Section 13.1) and other devices performing the same purpose or function as, or that are competitive with, Cardiac Stimulation Devices, and shall include products intended for use in or as products that are Cardiac Stimulation Devices (including, without limitation, parts, components, modules, subsystems or subassemblies thereof, or parts, components, modules, subsystems or subassemblies of and for, products intended for use as or products that are Cardiac Stimulation Devices) except to the extent that they are intended for use in or as products other than Cardiac Stimulation Devices and (ii) "Affiliate" does not include any Person once it is no longer an Affiliate of Siemens AG.

                 7.4 NON-SOLICITATION. For thirty-six months from the Closing Date, neither Siemens-Elema nor any Shareholder Affiliate, on the one hand, nor SJM nor any of its Affiliates, on the other hand, shall specifically solicit to hire any current employees of the other party without the prior written consent of such latter party, provided that nothing herein shall restrict or preclude the rights of either party to make generalized searches for employees by use of advertisements in the media (including without limitation, trade media) or by engaging search firms to engage in searches which are not targeted or focused on the employees of the other party.

                 7.5 SIEMENS NAME. Immediately after the Closing, except as otherwise permitted under the License Agreement referred to in Section 3.2.3, SJM will take, and will cause each SJM Affiliate to take, all action necessary to cease the use of the name "Siemens" (or any variant thereof) and related trademarks, corporate names, and trade names incorporating the name "Siemens", and any "Siemens" logos and trade dress, in each case in connection with the conduct of the Business. Effective upon the Closing, Siemens-Elema shall cause the Shareholder Affiliate in France and its shareholders to take all necessary action to change its name to exclude the word "Pacesetter."

                 7.6 CONFIDENTIALITY. Except as otherwise provided in this Agreement, after the Closing Sellers and their Affiliates shall not use or disclose to third parties any information disclosed to and transferred and assigned, licensed or otherwise made available to SJM or its Affiliates in connection with the Business and transfer of Assets hereunder. Without limitation, this obligation of confidentiality shall apply to information related to the Products, business plans, strategies, technologies, and future business relationships of the Business. This obligation of confidentiality shall not apply to the extent any such information (a) is or becomes part of the public domain through no fault of Sellers (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (b) after the Closing comes into the possession of Sellers from a third party who was not, to Sellers' knowledge, under a continuing obligation of confidence to the disclosing party; or (c) is disclosed by Sellers pursuant to judicial compulsion, provided that disclosing party is notified at the time such judicial action is initiated. Disclosures relating to the Products, business plan,s strategies and future business relationships of SJM or the Sellers shall not be deemed to be in the public domain or in the possession of the receiving party merely because they are embraced (but not disclosed) by general disclosures in the public domain or the possession of the receiving party.

                 7.7 ACCOUNTS RECEIVABLE. Regarding accounts receivable sold as part of the Assets sold hereunder, SJM may, by written notice given to Siemens-Elema at any time prior to one year after the Closing Date, sell back to Siemens-Elema, and Siemens-Elema shall repurchase, at their face value any or all such accounts receivable not collected because they were not at the Closing Date documented by invoices and accompanying documentation as required to permit and support collection in accordance with national, provincial and local law or regulation. SJM shall deliver to Siemens-Elema an assignment of such accounts receivable to be sold back to Siemens-Elema, and Siemens-Elema shall deliver to SJM immediately available funds in the amount of such accounts receivable within 30 days after the date of SJM's written notice referred to above. Following such assignment, SiemensElema shall be free to use any efforts to collect such accounts receivable it has purchased as Siemens-Elema shall determine.


                                   ARTICLE 8

                        CONDITIONS TO SJM'S OBLIGATIONS

The obligations of SJM to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by SJM in writing), on or prior to the Closing Date, of all of the following conditions:

                 8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SIEMENS-ELEMA. Siemens-Elema shall have in all material respects performed and complied with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date and the representations and warranties of Siemens-Elema contained herein shall be true on and as of Closing Date in all material respects.

                 8.2 NO PROHIBITION.  No statute, rule or regulation or order of
any  court  or  administrative   agency  shall  be  in  effect  which  prohibits
consummation of the transactions contemplated hereby.

                 8.3 DELIVERIES. Siemens-Elema shall have made or caused to be made delivery to SJM of the items set forth in Section 3.2 hereof.

                 8.4 NO MATERIAL ADVERSE EFFECT. No occurrences or events which, individually or in the aggregate, have a Material Adverse Effect shall have occurred after September 30, 1993 and be continuing; and Siemens-Elema and SJM shall not have failed to agree on the consequences to an Amendment as contemplated in Section 6.12(b).

                 8.5 GOVERNMENTAL AND OTHER APPROVALS. All governmental filings, authorizations and approvals which are identified on Schedules 4.9 and 5.2 that are required for the consummation of the transactions contemplated hereby or to permit SJM and the SJM Affiliates, after consummation of the transactions contemplated hereby, to carry on the Business in the manner now conducted, and each of the consents and approvals identified on Schedule 4.6, the absence of which would have, individually or in the aggregate, a Material Adverse Effect, and each of those consents listed on Schedule 8.5, will have been made or obtained.

                 8.6 U.S. ASSET PURCHASE AGREEMENT. The closing of the purchase and sale under the U.S. Asset Purchase Agreement (as defined in Section 13.1) shall have occurred.


                                   ARTICLE 9

                   CONDITIONS TO SIEMENS-ELEMA'S OBLIGATIONS

The obligations of Siemens-Elema to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Siemens-Elema in writing), on or prior to the Closing Date, of all of the following conditions:

                 9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SJM. SJM and SJM International each shall have in all material respects performed and complied with all of their agreements and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations of SJM contained herein shall be true on and as of the Closing Date in all material respects.

                 9.2 NO PROHIBITION.  No statute, rule or regulation or order of
any  court  or  administrative   agency  shall  be  in  effect  which  prohibits
consummation of the transactions contemplated hereby.

                 9.3 DELIVERIES. SJM shall have made or caused to be made delivery to Siemens-Elema of the items set forth in Section 3.3 hereof.

                 9.4 GOVERNMENTAL APPROVALS. All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby or to permit SJM and the SJM Affiliates, after consummation of the transactions contemplated hereby, will have been made or obtained.

                 9.5 U.S. ASSET PURCHASE AGREEMENT. The closing of the purchase and sale under the U.S. Asset Purchase Agreement shall have occurred.

                                 ARTICLE 10

                      INDEMNIFICATION AND RELATED MATTERS

                 10.1 SURVIVAL. Subject to the limitations and other provisions of this Agreement, the representations and warranties of SJM and Siemens-Elema contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of SJM or Siemens-Elema, as the case may be, Siemens-Elema, for a period of one year after the Closing Date; provided, however, that (A) the representations and warranties in Sections 4.1.1, 4.1.2, 4.1.3, 4.3.1, 4.14 and 4.17 shall survive for a period of two years after the Closing Date, (B) the representations and warranties in Sections 4.2, 4.3.15 and 4.3.16 shall only survive until the adjustment to the Cash Consideration has been resolved pursuant to Section 2.2, and (C) the representations and warranties in Sections 4.7 and 4.18 shall not survive the Closing.

                 10.2 INDEMNIFICATION BY SIEMENS-ELEMA. Subject to the terms and conditions of this Article 10, Siemens-Elema agrees to indemnify and hold SJM and its Affiliates, including, in each case, any of their respective directors, officers, employees and representatives, harmless from and against:

                 10.2.1 any and all Losses resulting from any breach of any representation or warranty as of the Closing Date, or any knowing, negligent or wilfull act or omission in breach of any covenant or other agreement of Siemens-Elema contained in this Agreement (other than Sections 7.1 and 7.2, it being understood that the sole remedy for breach thereof shall be pursuant to Sections 7.1 and 7.2, as the case may be); and

                 10.2.2 any and all Losses resulting from Excluded Liabilities.

                 10.3 INDEMNIFICATION BY SJM. Subject to the terms and conditions of this Article 10, SJM agrees to indemnify and hold Siemens-Elema and its Affiliates, including, in each case, any of its or their respective directors, officers, employees and representatives, harmless from and against:

                 10.3.1 any and all Losses resulting from any breach of any representation or warranty as of the Closing Date, or any knowing, negligent or wilfull act or omission in breach of any covenant or agreement of SJM contained in this Agreement (other than Sections 7.1 and 7.2, it being understood that the sole remedy for breach thereof shall be pursuant to Sections 7.1 and 7.2, as the case may be); and

                 10.3.2 any and all Losses resulting from Assumed Liabilities.

                 10.4 LIMITATION ON INDEMNIFICATION LIABILITIES. The indemnification obligations of Siemens-Elema contained in Section 10.2 hereof shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable under Section 10.2 exceeds US$2,000,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount. The indemnification obligations of Siemens-Elema under
Section 10.2 shall be effective only until the dollar amount paid in respect of the Losses indemnified against under such Section aggregates to an amount equal to US$30,000,000 (the "Liability Cap"). The Threshold Amount and the Liability Cap contained in this Section 10.4 shall not apply to any obligations arising under Section 2.2.4 regarding fees and expenses, Sections 6.1, 6.4.1, 6.5, 6.6, 6.11, Article 7 or Article 12 or to any Losses arising from Excluded Liabilities.

                 10.5 NOTICE OF INDEMNIFICATION. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Agreement, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor") which notice, in the case of a claim arising under Section 7.1, 7.2, 10.2 or 10.3, must be received by the Indemnitor before the expiration of the relevant survival period set forth in Section 10.1. Any notice of a claim by reason of any of the representations, warranties, covenants or agreements contained in this Agreement shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

                 10.6 INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS. In the event that an Indemnitee receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article 10 (a "Third-Party Claim"), and such Indemnitee intends to seek indemnity pursuant to this Article 10, the Indemnitee shall promptly provide the Indemnitor with notice of such action, proceeding, claim, penalty or assessment, and the Indemnitor shall, upon receipt of such notice, be entitled to participate in or, at the Indemnitor's option, assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked with counsel of its own choosing, and the Indemnitee will cooperate fully with the Indemnitor in connection therewith. In the event that the Indemnitor fails to assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment within 30 days after receipt of notice thereof from the Indemnitee, the Indemnitee shall have the right to undertake the appeal of such action, proceeding, claim, penalty or assessment at the Indemnitor's expense, subject to the rights of the Indemnitor in the immediately succeeding sentence. If the Indemnitee assumes such defense and proposes to settle or compromise any such action, proceeding, claim, penalty or assessment then the Indemnitee shall give written notice thereof and the Indemnitor shall have the right to participate in the settlement or assume or reassume the defense of such action, proceeding, claim, penalty or assessment.

                 10.7 WAIVERS OF CERTAIN RESTRICTIONS. Siemens-Elema on behalf of itself and the Shareholder Affiliates hereby waives, and neither SJM nor any of its Affiliates shall be obligated to comply with, any applicable statutory provision requiring SJM or any of its Affiliates to examine the Business or any of the Assets after receipt and to notify Sellers without delay of any defect discovered. The parties hereby agree that any claims hereunder may be made at any time during the applicable survival period.

                 10.8 RIGHT TO CURE. Any party that is obligated to indemnify, defend and/or hold harmless any Person pursuant to any provision of this Article 10 shall have the right to cure, within a reasonable time and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.


                                   ARTICLE 11

                          TERMINATION PRIOR TO CLOSING

                 11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 11.1.1     by the mutual written consent of the parties; or

                 11.1.2 by either Siemens-Elema, on the one hand, or SJM and SJM International, on the other hand, if there has been a breach of a material representation or breach of a material covenant on the part of the other party in the representations, warranties and covenants contained herein, unless such breach is cured within 30 days of receipt of notice of such breach; or

                 11.1.3 by either Siemens-Elema, on the one hand, or SJM and SJM International, on the other hand, if the Closing has not occurred by October 31, 1994; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before said date; and provided further that such date shall be extended until December 31, 1994, if the Closing did not occur by such date because of the failure of SJM, Siemens-Elema or one of their respective Affiliates to receive one of the governmental approvals or authorizations contemplated by this Agreement because of the failure of any applicable waiting period to expire; or

                 11.1.4 by either Siemens-Elema, on the one hand, or SJM and SJM International, on the other hand, if there shall be any law or regulation that makes consummation of the Acquisition or any other material component of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining SJM, Siemens-Elema or one of their respective Affiliates from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable.

                 11.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Sections 6.5 and 12.6 and (ii) that nothing shall relieve any party hereto for liability for any breach of this Agreement.


                                   ARTICLE 12

                                 MISCELLANEOUS

                 12.1 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto, the Schedules and the documents referred to herein and the other documents executed on the date hereof) and the Non-Disclosure Agreement contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

                 12.2 AMENDMENT; WAIVER. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the parties to be bound thereby. Waiver by a party of any breach of or failure to comply with any of the provisions of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

                 12.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that SJM may assign this Agreement and its rights, interests and obligations hereunder in whole or in part to one or more directly or indirectly wholly owned subsidiaries of SJM without the consent of Siemens-Elema; provided, however, that such assignment shall not relieve SJM of any of its obligations hereunder.

                 12.4 HEADINGS; USAGE. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs. The meanings of any terms defined herein are equally applicable to both the singular and plural forms of the terms defined.

                 12.5 COOPERATION. Each party hereto shall cooperate, shall take further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

                 12.6 EXPENSES. Except as provided in Section 7.2, SJM shall bear its and SJM International's, and Siemens-Elema shall bear its and the Shareholder Affiliates' costs and expenses in connection with the negotiation, preparation, performance and consummation of the transactions contemplated by this Agreement, including all taxes of any type, the fees and disbursements of all attorneys, accountants, appraisers, investment bankers and advisors retained by or representing them in connection with the preparation and performance of this Agreement; provided that Siemens-Elema and SJM shall each bear 50% of the cost of all patent and trademark registrations contemplated hereby.

                 12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of Switzerland other than the UNCITRAL purchasing law and/or any law relating to conflict of law.

                 12.8       ARBITRATION.

                 12.8.1 All disputes arising out of or in connection with this Agreement or any Ancillary Agreement, including any question regarding the existence, validity or termination hereof or thereof, shall be finally settled under Rules of Arbitration of the International Chamber of Commerce, Paris by three arbitrators in accordance with the said Rules.

                 12.8.2 Each party shall nominate one arbitrator for confirmation by the competent authority under the applicable Rules (Appointing Authority). Both arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail within the above time-limit, to reach agreement on the third arbitrator, he shall be appointed by the Appointing Authority. If there are two or more defendants, any nomination of an arbitrator by or on behalf of such defendants must be by joint agreement between them. If such defendant fail, within the time-limit fixed by the Appointing Authority, to agree on such joint nomination, the proceedings against each of them must be separated.

                 12.8.3 The seat of arbitration shall be Berne, Switzerland. The procedural law of this place shall apply where the Rules are silent.

                 12.8.4. The language to be used in the arbitration proceeding shall be English.

                 12.8.5 The arbitrators appointed pursuant to this Section 12.8 shall have the power to grant temporary and permanent injunctive relief and specific performance. The arbitrators shall not have the power to act as "amiable compositeurs" with respect to any dispute submitted to such arbitration, but rather shall make their decision based on their understanding and interpretation of the applicable law and facts.

                 12.8.6 Either party to this Agreement may commence arbitration proceedings in respect of which a notice has been timely given pursuant to
Section 10.5 at any time within one year from the date upon which such notice was given to the other party.

                 12.9 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 12.10 COUNTERPART. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

                 12.11 INTERPRETATION. This Agreement has been prepared and executed in the English language. In case of any conflict or inconsistency between the English language version and any translation hereof made for any purpose, the English language shall govern the interpretation and construction hereof, and for any and all other purposes, except as may be required by applicable law.

                 12.12 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile transmission, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.12):



                 if to Siemens-Elema, to:

                                 Siemens-Elema AB
                                 Rontgenvagen 2
                                 Solna, Sweden
                                 Facsimile No.: 46-8-29 6974
                                 Attention: Carl-Goran Myrin

                 with a copy to:

                                 Siemens AG
                                 Legal Department
                                 Werner-von-Siemens-Strasse 50
                                 D-91052 Erlangen
                                 Facsimile No.: 49-9131-7-28667
                                 Attention: Dr. Jurgen Biermann


                 if to SJM to:

                                 St. Jude Medical, Inc.
                                 One Lillehei Plaza
                                 St. Paul, Minnesota  55117
                                 Attention:  Ronald A. Matricaria, President
                                             and Chief Executive Officer
                                 Attention:  Diane M. Johson, Vice President
                                             and General Counsel

                 with a copy to:

                                 Lindquist & Vennum
                                 4200 IDS Center
                                 80 South Eighth Street
                                 Minneapolis, MN  55402
                                 Attention:  Joel H. Green

                 and

                                 Baker & McKenzie
                                 One Prudential Plaza
                                 130 East Randolph Drive
                                 Chicago, Illinois  60601
                                 Attention:  John E. Morrow


                 12.13 PUBLICITY. Upon execution of this Agreement, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of any recognized stock exchange.

                 12.14 NO THIRD-PARTY BENEFICIARY. The provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.


                                   ARTICLE 13

                                  DEFINITIONS

                 13.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meaning set forth below:

                 "Affiliate" means as to any Person controlling, controlled by, or under common control with, such Person.

                 "Cash  Consideration"  shall  have the  meaning  given to it in
Section 2.1.

                 "Ancillary Agreements" means the Assignments, the Business Transfer Agreements, the Siemens Transitional Services Agreements and the SJM Transitional Services Agreements.

                 "Assets" shall have the meaning given to it in Section 1.1(a).

                 "Assignments" shall have the meaning given to it in Section 3.2.5.

                 "Assumed  Liabilities"  shall have the  meaning  given to it in
Section 1.2(b).

                 "Benefit  Obligations"  shall have the  meaning  given to it in
Section 4.10.5(c).

                 "Business" means the research, development, manufacturing, assembly, marketing, sales, maintenance and service of Cardiac Stimulation Devices by Siemens-Elema and the Shareholder Affiliates or their Affiliates (other than Siemens-Pacesetter, Inc., a Delaware corporation, its Subsidiaries and Siemens Electric Limited, a Canadian corporation).

                 "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and the Kingdom of Sweden.

                 "Business Transfer Agreements" means the Business Transfer Agreements to be executed by the Sellers on the Closing Date in a form to be agreed upon by Siemens-Elema and SJM providing for the transfer of Assets to and assumption of Assumed Liabilities by the respective SJM Affiliates.

                 "Cardiac Stimulation Devices" means devices for electrically stimulating or shocking the heart and internal (but not external) holter monitors which, in each case, are suitable for use by human patients, including, without limitation: cardiac pacemakers, antitachycardia pacemakers, cardioverters and defibrillator, including combinations thereof, whether implantable or not; pulse generators and other waveform generators specially designed for, and used with, such devices; leads, electrodes and sensors specially designed for, and used with, such devices; mechanisms designed for coupling such generators in a stimulating, shocking or sensing relationship to the heart; data dispensing, processing and gathering systems designed for such devices, including programmers, pacing system analyzers, defibrillation system analyzers, testers, encoders, decoders, transmitters, receivers and computer software-controlled systems (including the software) specially designed for use with or as part of such devices. External defibrillator that shock the heart from the surface of the body through the tissue are excluded.

                 "Closing" shall have the meaning given to it in Section 3.1.

                 "Closing  Balance  Sheet" shall have the meaning given to it in
Section 2.2.2.

                 "Closing  Date" shall have the  meaning  given to it in Section
3.1.

                 "Commitments"  shall  have the  meaning  given to it in Section
4.6.

                 "Competitive  Products"  shall have the meaning  given to it in
Section 7.3.3.

                 "Deal  Balance  Sheet"  shall have the  meaning  given to it in
Section 4.2

                 "Designated  Amount"  shall  have  the  meaning  given to it in
Section 2.2.3.

                 "dollars" and the symbol "US$" means lawful currency of the United States of America.

                 "Employee"  shall  have  the  meaning  given  to it in  Section
4.10.5.

                 "Employee  Benefit  Plan" shall have the meaning given to it in
Section 4.10.5.

                 "Excluded Assets" shall have the meaning given to it in Section 1.1(b).

                 "Excluded  Liabilities"  shall have the meaning  given to it in
Section 1.2(a).


                 "FDA" shall have the meaning given to it in Section 4.3.8.

                 "Financial  Statements"  shall have the meaning  given to it in
Section 4.2.

                 "Liabilities"   means  any  and  all  debts,   liabilities  and
obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

                 "License Agreement" means the License Agreement, dated August 26, 1992, between Siemens AG and Medtronics, Inc.

                 "Lien"  means  any  mortgage,   claim,  lien,  pledge,  charge,
usufruct, security interest, option, preemptive right, assessment, security interest, restriction on transfer or encumbrance of any kind.

                 "Litigation" means any claim, action, suit or proceeding in any court or before any arbitrator or governmental body, agency or official.

                 "Losses" means any and all Liabilities, obligations, duties, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses, including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that the foregoing shall not include consequential damages.

                 "Material Adverse Effect" means any change in, or effect on, the Business as currently conducted that is, or is reasonably likely to be, materially adverse to the operations, results of operations, assets or financial condition of the Business, taken as a whole, except for such changes or effects that are the result of changes in general economic conditions or changes that generally affect the industry in which the Business is operated.

                 "Medtronics  Assignment"  shall have the meaning given to it in
Section 3.2.2.

                 "Net Book Value" means the assets minus the liabilities reflected on the applicable balance sheet, as adjusted.

                 "Non-Disclosure Agreement" shall have the meaning given to it in Section 6.5.

                 "Permitted Liens" mean (i) Liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business which in the aggregate have a value of less than US$100,000, (ii) Liens for Taxes not yet payable and for Taxes being contested in good faith, and (iii) Liens and imperfections of title the existence of which would not materially affect the use of the property subject to such lien, consistent with past practice.

                 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation or other such entity or government (whether domestic, foreign, Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

                 "Post-Closing Litigation Losses" means all Losses resulting from any Litigation against Siemens-Elema or any Shareholder Affiliate in respect of the Business or the Business that are not Pre-Closing Litigation Losses.

                 "Post-Closing Products Liability Losses" means any Losses resulting from any product liability claims for Products implanted or otherwise used with a patient on, before or after the Closing Date arising from a death, injury, explant or other similar occurrence happening or alleged to have happened after the Closing Date.

                 "Pre-Closing Litigation Losses" means any Losses resulting from any Litigation pending or threatened against Siemens-Elema or any Shareholder Affiliate at any time in respect of the conduct or condition of the Business or the Assets on or before the Closing Date.

                 "Pre-Closing Products Liability Losses" means any Losses resulting from any product liability claims for Products implanted or otherwise used with a patient on or before the Closing Date arising from a death, injury, explant or other similar occurrence happening or alleged to have happened on or before the Closing Date.

                 "Products"  shall  have  the  meaning  given  to it in  Section
4.13.1.

                 "Sellers" has the meaning given to it in Section 1.1.

                 "Settlement Agreement" means the Settlement Agreement dated September 9, 1992 between Siemens AG and Medtronics, Inc.

                 "Shareholder  Affiliate"  shall have the meaning given to it in
Section 1.1(a).

                 "Siemens AG" has the meaning given to it in Section 6.9.

                 "Siemens Transitional Services Agreements" shall have the meaning given to it in Section 1.4.1.

                 "SJM's  Accountants"  shall  have  the  meaning  given to it in
Section 2.2.4.

                 "SJM Affiliates" shall have the meaning given to it in Section 1.1(a).

                 "SJM Transitional Services Agreements" shall have the meaning given to it in Section 1.4.2.

                 "Subsidiary" means in respect of any Person any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by such Person either directly or through one or more Subsidiaries.

                 "Tax" or "Taxes" means with respect to any Person any federal, state, county, local or foreign income, gross receipts, profits, capital, franchise, estimated, alternative minimum, add-on minimum, estimated, sales, use, occupancy, transfer, registration, value added, ad valorem, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, levies, real property, personal property, capital stock, mercantile, social security (or similar), unemployment, disability, payroll, license, employment, employee or other withholding, or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and whether computed on a separate, consolidated, unitary, combined or any other basis; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto) or as a result of any spin-off, distribution or other reorganization related to the disposition of any assets or business of such Person or any other member of an Affiliated Group of which such Person is or was a member.

                 "Tax Returns" means returns, amendments, statements, forms, information, elections, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "U.S. Asset Purchase Agreement" means the Asset Purchase Agreement of even date herewith among Siemens-Pacesetter, Inc., a Delaware corporation, SJM, SJM International, and Siemens Medical Systems, Inc., a Delaware corporation.

                 "U.S.  GAAP"  shall  have the  meaning  given to it in  Section
2.2.2.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                          ST. JUDE MEDICAL, INC.


                                        By______________________________________
                                                            Ronald A. Matricaria
                                           President and Chief Executive Officer


                                            ST. JUDE MEDICAL INTERNATIONAL, INC.


                                        By______________________________________
                                                            Ronald A. Matricaria
                                                                       President


                                                                SIEMENS-ELEMA AB


                                         By_____________________________________


                                           _____________________________________







                                   [NON-U.S.]

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                            ST. JUDE MEDICAL, INC.,

                      ST. JUDE MEDICAL INTERNATIONAL, INC.

                                      AND

                                SIEMENS-ELEMA AB



                                  dated as of

                                 June 26, 1994



                               TABLE OF CONTENTS


                                   ARTICLE 1

                               TRANSFER OF ASSETS

1.1   Assets to Be Sold . . . . . . . . . . . . . . . . . . . . . .    1
1.2   Assumption and Exclusion of Liabilities . . . . . . . . . . .    4
1.3   Transfer Documentation and Possession . . . . . . . . . . . .    5
1.4   Transitional Services . . . . . . . . . . . . . . . . . . . .    5

                                   ARTICLE 2

                      CONSIDERATION AND MANNER OF PAYMENT

2.1   Consideration and Payment . . . . . . . . . . . . . . . . . .    6
2.2   Cash Consideration Adjustment . . . . . . . . . . . . . . . .    6
2.3   Allocation of Purchase Price  . . . . . . . . . . . . . . . .    9

                                   ARTICLE 3

                                    CLOSING

3.1   The Closing . . . . . . . . . . . . . . . . . . . . . . . . .    9
3.2   Deliveries of Siemens-Elema . . . . . . . . . . . . . . . . .    9
3.3   Deliveries of SJM . . . . . . . . . . . . . . . . . . . . . .   10
3.4   Further Documents . . . . . . . . . . . . . . . . . . . . . .   11

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SIEMENS-ELEMA

4.1   Authority, Organization, Capitalization and Qualification; Effect
         of Agreement . . . . . . . . . . . . . . . . . . . . . . .   11
4.2   Financial Statements. . . . . . . . . . . . . . . . . . . . .   13
4.3   Absence of Certain Developments. . . . . . . . . . . . . . .    13
4.4   Title to Personal Property and Assets . . . . . . . . . . . .   15
4.5   Patents, Trademarks and Copyrights .  . . . . . . . . . . . .   15
4.6   Commitments . . . . . . . . . . . . . . . . . . . . . . . . .   16
4.7   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .   17
4.8   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
4.9   Governmental Consents . . . . . . . . . . . . . . . . . . . .   18
4.10  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .   18
4.11  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.12  [Reserved]. . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.13  Company Products; Regulation  . . . . . . . . . . . . . . . .   21
4.14  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.15  [Reserved]. . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.16  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.17  Affiliated Transactions . . . . . . . . . . . . . . . . . . .   23
4.18  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.19  [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.20  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.21  Accounts and Notes Receivable . . . . . . . . . . . . . . . .   23

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF SJM

5.1   Corporate Power and Authority; Effect of Agreement  . . . . .   24
5.2   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
5.3   Availability of Funds . . . . . . . . . . . . . . . . . . . .   25
5.4   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   25
5.5   Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .   25
5.6   Certain Ownership Interests . . . . . . . . . . . . . . . . .   26

                                   ARTICLE 6

                                   COVENANTS

6.1   Cooperation . . . . . . . . . . . . . . . . . . . . . . . . .   26
6.2   Conduct of Business . . . . . . . . . . . . . . . . . . . . .   27
6.3   [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . .   27
6.4   Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
6.5   Non-Disclosure Agreement  . . . . . . . . . . . . . . . . . .   29
6.6   Antitrust, Competition Law Filings  . . . . . . . . . . . . .   29
6.7   Summary of Tangible Personal Property and Assets  . . . . . .   29
6.8   Claims History  . . . . . . . . . . . . . . . . . . . . . . .   29
6.9   FDA Recertification.  . . . . . . . . . . . . . . . . . . . .   29
6.10  Grant of License. . . . . . . . . . . . . . . . . . . . . . .   29
6.11  Other Financial Statements  . . . . . . . . . . . . . . . . .   30
6.12  Amendments to Schedules . . . . . . . . . . . . . . . . . . .   30

                                   ARTICLE 7

                              ADDITIONAL COVENANTS

7.1   Liability for Employees and Employee Benefit Plans  . . . . .   31
7.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
7.3   Non-Competition . . . . . . . . . . . . . . . . . . . . . . .   33
7.4   Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . .   34
7.5   Siemens Name  . . . . . . . . . . . . . . . . . . . . . . . .   34
7.6   Confidentiality . . . . . . . . . . . . . . . . . . . . . . .   34
7.7   Accounts Receivable . . . . . . . . . . . . . . . . . . . . .   34

                                   ARTICLE 8

                        CONDITIONS TO SJM'S OBLIGATIONS

8.1   Representations, Warranties and Covenants of Siemens-Elema  .   35
8.2   No Prohibition  . . . . . . . . . . . . . . . . . . . . . . .   35
8.3   Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . .   35
8.4   No Material Adverse Effect  . . . . . . . . . . . . . . . . .   35
8.5   Governmental and Other Approvals  . . . . . . . . . . . . . .   35
8.6   U.S. Asset Purchase Agreement . . . . . . . . . . . . . . . .   36

                                   ARTICLE 9

                   CONDITIONS TO SIEMENS-ELEMA'S OBLIGATIONS

9.1   Representations, Warranties and Covenants of SJM  . . . . . .   36
9.2   No Prohibition  . . . . . . . . . . . . . . . . . . . . . . .   36
9.3   Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . .   36
9.4   Governmental Approvals  . . . . . . . . . . . . . . . . . . .   36
9.5   U.S. Asset Purchase Agreement . . . . . . . . . . . . . . . .   36

                                   ARTICLE 10

                      INDEMNIFICATION AND RELATED MATTERS
10.1  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
10.2  Indemnification by Siemens-Elema  . . . . . . . . . . . . . .   37
10.3  Indemnification by SJM  . . . . . . . . . . . . . . . . . . .   37
10.4  Limitation on Indemnification Liabilities . . . . . . . . . .   37
10.5  Notice of Indemnification . . . . . . . . . . . . . . . . . .   38
10.6  Indemnification Procedure for Third-Party Claims  . . . . . .   38
10.7  Waivers of Certain Restrictions.  . . . . . . . . . . . . . .   39
10.8  Right to Cure . . . . . . . . . . . . . . . . . . . . . . . .   39

                                   ARTICLE 11

                          TERMINATION PRIOR TO CLOSING

11.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . .   39
11.2  Effect of Termination . . . . . . . . . . . . . . . . . . . .   40

                                   ARTICLE 12

                                 MISCELLANEOUS

12.1  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   40
12.2  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . .   40
12.3  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .   40
12.4  Headings; Usage . . . . . . . . . . . . . . . . . . . . . . .   40
12.5  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . .   41
12.6  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
12.7  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   41
12.8  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .   41
12.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . .   42
12.10 Counterpart.  . . . . . . . . . . . . . . . . . . . . . . . .   42
12.11 Interpretation  . . . . . . . . . . . . . . . . . . . . . . .   42
12.12 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
12.13 Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .   44
12.14 No Third-Party Beneficiary  . . . . . . . . . . . . . . . . .   44

                                   ARTICLE 13

                                  DEFINITIONS

13.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   44


                                    EXHIBITS


            NUMBER            NAME OF EXHIBIT



            1.4.1       Form of Siemens Transitional Services Agreement

            3.2.2       Form of Medtronics Assignment and Assumption Agreement


                                   SCHEDULES


            NUMBER      NAME OF SCHEDULE

            1.1(a)      Shareholder Affiliates
            1.1(a)(i)   Furniture, Fixtures, Equipment, Machinery and Other
                        Tangible Personal Property
            1.1(a)(ii)  Vehicles
            1.1(a)(iii) Inventories
            1.1(a)(iv)  Accounts Receivable
            1.1(a)(viii)Contracts, Licenses, etc.
            1.1(a)(ix)  Intellectual Property
            1.1(a)(xiii)Advances, Deposits, Prepaid Invoices and Other Prepaid
                        Expenses
            1.1(a)(xv)  Interests in Real Property Leases
            2.2.2       Adjustments
            2.2.2.1     Intercompany Eliminations
            4.1.4       Consents
            4.1.5       Defaults
            4.2         Financial Statements
            4.3         Certain Developments
            4.4(a)      Title to Personal Property
            4.4(b)      Condition of Equipment and Fixed Assets
            4.5(a)      Patents, Trademarks, Service Marks, Trade Names,
                        Copyrights; Registrations; Applications for
                        Registration
            4.5(b)      License Agreements
            4.5(c)      Claims and Disputes Regarding Intellectual Property
            4.5(d)      Outstanding Orders, Judgments and Decrees Restricting
                        Use of Intellectual Property
            4.5(e)      Liens on Intellectual Property
            4.6(a)      Commitments
            4.6(b)      Commitments Requiring Consent
            4.7         Litigation
            4.8         Missing Permits; Consents
            4.9         Governmental Consents
            4.10.1      Material Employee Benefit Plans
            4.10.3      Consequences Resulting from Consummation of
                        Transactions; No Change in Control Provisions
            4.10.4      Statements By Authorized Representatives
            4.11(a)     Employees
            4.11(b)     Works Councils, Unions, Other Labor Organizations and
                        Collective Bargaining Agreements
            [4.11(c)    Material Compliance with Laws
            4.11(d)     Complaints, Demand Letters, Charges]
            4.13.1(a)   Governmental Notices, Citations and Decisions Regarding
                        Products
            4.13.1(b)   Field Notifications, etc.
            [4.14.1     U.S. Real Property]
            4.14.2      Permanent Establishments
            4.17        Affiliated Transactions
            4.18        Insurance
            5.2         Consents
            6.2         Conduct of Business; Agreements, etc.
            7.1.2       Assumed Employee Benefit Plans
            8.5         Certain Consents